Exhibit 10.20

29 April 2017
From:
Garden Care Bidco Limited
6th Floor 30, Broadwick Street
London W1F 8JB

To:
Scotts-Sierra Investments LLC
1209 Orange Street, Wilmington, DE 19801, United States of America

The Scotts Miracle-Gro Company
14111 Scottslawn Road, Marysville, Ohio 43041, United States of America

Dear Sirs
Final Binding Offer for the Scotts-Miracle Gro International Business
We refer to the proposed agreement for the sale and purchase of the Scotts Miracle-Gro International Business (the “Group”), the form of which is attached as Exhibit 1 to this letter (“Sale and Purchase Agreement”), which may be entered into by The Scotts Miracle-Gro Company (the “Guarantor”), Scotts-Sierra Investments LLC (the “Seller”) and Garden Care Bidco Limited (the “Purchaser”) concerning the possible acquisition of the shares of the Group Companies listed in Part 1 and the businesses listed in Part 2 of Schedule 1 to the Sale and Purchase Agreement (the “Transaction”).
Capitalised terms used but not otherwise defined herein (including in Appendix 1 to this letter) shall have the meanings ascribed to them in the Sale and Purchase Agreement.
All references in this letter to times are to London times.
The Purchaser hereby makes a final, binding and irrevocable offer for the acquisition of the Group, by itself and the other Relevant Purchasers, as the case may be, on and subject to the terms of this letter and the Sale and Purchase Agreement (the “Offer”). A copy of the Sale and Purchase Agreement, initialled by the Purchaser to confirm it is the sale and purchase agreement to which the Offer relates, is attached as Exhibit 1 to this letter.

1.	Offer Acceptance

1.1	The Offer shall remain valid and in effect, and shall be irrevocable, until (and shall terminate at) 11.59 p.m. on the earlier of:

1

(a)	6 October 2017; and

(b)
the fifth Business Day after the date of completion of the process of notice, information and consultation with the French Works Council (as defined in Appendix 1 to this letter) required to be carried out before the Seller decides whether or not to accept the Offer and enter into the Sale and Purchase Agreement (the “Consultation Process”). Completion of the Consultation Process shall be deemed to take effect upon the earlier of: (i) delivery of the Works Council Opinion to the Seller; and (ii) the Legal Deadline (as defined in Appendix 1 to this letter) (“Consultation Completion”),

(in either case as such date may be extended by agreement in writing between the Seller and the Purchaser) (the “Offer Expiration Date”).

1.2
If, following the Consultation Completion, the Seller delivers written notice to the Purchaser of its intention to proceed with the Transaction in the form of the acceptance notice as attached to this letter at Exhibit 2 (the “Acceptance Notice”) accompanied by three original signature pages of the Sale and Purchase Agreement duly executed by the Seller and the Guarantor, in each case prior to 11.59 p.m. on the Offer Expiration Date, the Purchaser shall promptly (and in any event within five Business Days of receipt of the Acceptance Notice and the Sale and Purchase Agreement duly executed by the Seller and the Guarantor) deliver to the Seller three original signature pages of the Sale and Purchase Agreement duly executed by it, and upon delivery thereof the Sale and Purchase Agreement shall become a valid and binding agreement of the parties thereto in accordance with its terms.

1.3
At the date on which the Sale and Purchase Agreement becomes binding, all rights and obligations of the Seller, the Guarantor and the Purchaser under this letter shall terminate, save in respect of antecedent breaches.

2.	French Works Council and Consultation Process

2.1	The Seller shall procure that Scotts France SAS:

(a)
sends out the convening invites to the French Works Council promptly (and in any event by no later than 5 Business Days after the date of this letter) with a view to obtaining delivery of the French Works Council Opinion pursuant to the French regulations as soon as reasonably practicable; and

(b)	complies with all appropriate information and/or consultation procedures in connection with the Consultation Process.

2.2
The Seller shall keep the Purchaser informed in a timely manner of the status of matters relating to the Consultation Process, including furnishing the Purchaser as soon as reasonably practicable with copies of the economic note, meeting agendas and the French Works Council Opinion. Except to the extent commercially sensitive to the Seller, the Seller shall also furnish the Purchaser with draft copies of any proposed written communications including any questions and answers to be provided by the Seller or Scotts France SAS to the French Works Council, as soon as reasonably practicable and in any event at least three Business Days prior to the proposed delivery of such communications to the French Works Council. The Purchaser commits to provide replies to any questions raised by the French Works Council in a timely manner.

2

2.3
The Seller shall not, and shall procure that no Group Company or Business Seller shall, without the Purchaser’s prior written consent: (i) make any commitments to the employees of Scotts France SAS or their representative bodies which are outside the ordinary course of business (including with respect to the terms of employment and employment benefits of the employees of Scotts France SAS); or (ii) provide any information to the employees of Scotts France SAS or their representative bodies in relation to the Purchaser or any of its affiliates or its or their intentions regarding the Group and its employees, save for the information contained in the economic note regarding the expected consequences of the Transaction on employment (including any impact on employees’ collective status).

2.4
The Purchaser agrees to cooperate, as may reasonably be required, with the Seller and the Group, including by providing any documents and information relating to the Purchaser that may be reasonably requested by the French Works Council and by attending meetings organised by the French Works Council upon receipt by the Purchaser of at least three Business Days advance notice thereof. The Purchaser will consult with the Seller and consider any issues and proposals in relation to the Transaction that may be raised as part of the Consultation Process by the French Works Council provided that the Purchaser’s obligations in this respect will be limited to such consultation and consideration and the Purchaser shall not be obliged to agree to any modification to the Transaction or to the Sale and Purchase Agreement nor shall it be obliged to offer any commitments to the French Works Council.

2.5	Each of the Seller and the Purchaser agrees to abide by the provisions of Appendix 1 to this letter.

3.	Warranty

3.1
The Purchaser warrants that the statements set out in Schedule 5 to the Sale and Purchase Agreement are true and accurate as of the date of this letter. For the purposes of this letter, references in Schedule 5 to the Sale and Purchase Agreement shall be deemed to be to this letter.

3.2
The Seller warrants that the statements set out in paragraph 1 of Schedule 3 to the Sale and Purchase Agreement are true and accurate as of the date of this letter. For the purposes of this letter, references in paragraph 1 of Schedule 3 to the Sale and Purchase Agreement shall be deemed to be to this letter.

4.	Satisfaction of Conditions Precedent and Pre-Completion Obligations

4.1
The Seller agrees to comply, and the Purchaser agrees that it shall comply, on and after the date of this letter until it is terminated in accordance with its terms, with its respective obligations set out in Clauses 3 (Conditions), 5 (Pre-completion Obligations) and 9.4 (Seller’s Warranties and Undertakings) of the Sale and Purchase Agreement and they shall be incorporated herein as if they were set out in full in this letter, except that references to “the date of this Agreement” in Clause 5 (Pre-completion Obligations) shall be interpreted as references to the date of this letter. For the avoidance of doubt, Clause 9 (Seller’s Warranties and Undertakings) shall not require any Relevant Seller, Group Company or Senior Manager to take any action that would amount to a decision to sell the Group to the Purchaser prior to the Consultation Completion.

5.	Exclusivity

5.1
From and including the date of this letter until the earlier to occur of (i) the execution of the Sale and Purchase Agreement, and (ii) the date that is nine months from the date of this letter, the Seller

3

shall not, and shall procure that no member of the Seller’s Group and no Group Companies shall, directly or indirectly:

(a)
enter into or continue discussions or negotiations with, or provide any information to, any third party who may be interested in making an offer for, or entering into an agreement to acquire, the Group, any part of its business or assets or any Group Company, or any transaction designed to achieve a similar economic outcome to any of the foregoing (an “Alternative Transaction”);

(b)	solicit, encourage or otherwise facilitate any enquiries or the making of any offer or proposal by a third party with respect to an Alternative Transaction; or

(c)	enter into any Alternative Transaction with a third party.

6.	Break Fee

6.1	If:

(a)	the Seller does not comply with its obligations in paragraph 2.1 of this letter; or

(b)
the Consultation Completion occurs, and an Acceptance Notice is not received by the Purchaser accompanied by three original signature pages of the Sale and Purchase Agreement duly executed by the Seller and the Guarantor on or prior to 11.59 p.m. on the fifth Business Day after Consultation Completion, then in consideration of the Purchaser committing time and expense to the Transaction, the Seller shall pay to the Purchaser an amount of EUR10,000,000 (the “Break Fee”) in cash to the account nominated by the Purchaser. It is acknowledged that the provisions of this paragraph 6: (i) protect the Purchaser’s legitimate interest in completing the Transaction and are both reasonable and proportionate; and (ii) are an integral part of this Offer, without which the Purchaser would not have made the Offer.

6.2
Payment of the Break Fee to the Purchaser shall not affect or determine the undertakings given by the Seller pursuant to paragraph 5.1 of this letter and the Seller shall continue to comply with the provisions of paragraph 5.1 until expiry of the relevant time period set out therein.

7.	Confidentiality

7.1
Subject to paragraph 7.2 the provisions of Clause 18 (Confidentiality) of the Sale and Purchase Agreement shall apply from the date of this letter as if set out herein except that references to “this Agreement” shall be construed to include references to this letter.

7.2
Notwithstanding paragraph 7.1 the Purchaser agrees that, upon countersignature of this letter by the Seller, each of the Guarantor and the Purchaser may announce the Offer and the contents of this letter, provided that any such announcement shall be in a form agreed between the Guarantor and the Purchaser.

7.3	The Confidentiality Agreement between Scotts-Sierra Investments LLC and Exponent Private Equity LLP is hereby terminated with effect from the date of this letter.

7.4	Exponent Private Equity LLP may, under the Contracts (Rights of Third Parties) Act 1999, enforce the terms of this letter, as varied from time to time under paragraph 11.1. Other than as expressly

4

provided in this letter, a person who is not a party to this letter shall have no right to enforce any of its terms.

8.	Counterparts
This letter may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this letter by executing any such counterpart.

9.	Notices
Clause 32 (Notices) of the Sale and Purchase Agreement shall apply from the date of this letter between the Purchaser, the Guarantor and the Seller as if set out herein except that references to “this Agreement” shall be construed to include references to this letter.

10.	Guarantee

10.1
In consideration of the Purchaser making the Offer, the Guarantor irrevocably and unconditionally guarantees to the Purchaser punctual performance by the Seller of all of the Seller’s obligations pursuant to this letter and undertakes to the Purchaser that:

(a)	whenever the Seller does not pay any amount when due pursuant to or in connection with this letter, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor;

(b)
whenever the Seller fails to perform any other obligations pursuant to this letter, the Guarantor shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation; and

(c)
agrees as principal debtor and primary obligor to indemnify the Purchaser against all losses and damages sustained by it flowing from any non-payment or default of any kind by the Seller under or pursuant to this letter, so that the same benefits are conferred on the Purchaser as it would have received if such obligation had been performed and satisfied by the Seller.

10.2
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Seller pursuant to this letter, regardless of any intermediate payment or discharge in whole or in part.

10.3	Save to the extent provided in paragraph 10.4 the obligations of the Guarantor will not be discharged or affected by:

(a)	any time, waiver or consent granted to the Seller or any other person;

(b)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against the Seller pursuant to this letter;

(c)	the insolvency (or similar proceedings) of the Seller, any incapacity or lack of power, authority or legal personality of the Seller or change in control, ownership or status of the Seller;

5

(d)	any unenforceability or invalidity of any obligation of the Seller; or

(e)	any amendment to this letter.

10.4
For the avoidance of doubt, the Guarantor shall have no liability under this paragraph 10 in respect of any liability of the Seller pursuant to this letter to the extent that such liability is amended or varied in accordance with paragraph 11.1, and the Guarantor’s obligations under this paragraph 10 in respect of such obligation or liability as it subsists following such amendment, variation or waiver shall be determined by reference to such obligation as so amended or varied, or taking account of the extent to which such obligation or liability has been so waived.

11.	General

11.1	No amendment to this letter shall be valid unless it is in writing and duly executed by or on behalf of the parties to it.

11.2
This letter is for the sole benefit of the parties to it and their respective successors and permitted assigns and nothing in this letter, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this letter.

11.3
No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver of it, nor will any single or partial exercise of any right, power or privilege under this letter preclude any other or further exercise of it or of any other right, power or privilege under this letter or otherwise.

12.	Governing Law

12.1	This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

12.2
Each of the Seller, the Guarantor and the Purchaser irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this letter and that accordingly any proceedings arising out of or in connection with this letter shall be brought in such courts. Each of the Seller, the Guarantor and the Purchaser irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

13.	Process Agent

13.1	Seller and Guarantor’s Process Agent

(a)
The Seller and the Guarantor each hereby irrevocably appoint The Scotts Company (UK) Limited, c/o White & Case LLP, 5 Old Broad St, London EC2N 1DW, as their agent to accept service of process in England and Wales in any legal action or proceedings arising out of this letter, service upon whom shall be deemed completed whether or not forwarded to or received by them.

(b)	The Seller and the Guarantor each agree to inform the Purchaser in writing of any change of address of such process agent within 28 days of such change.

6

(c)
If such process agent ceases to be able to act as such or to have an address in England and Wales, the Seller and the Guarantor each irrevocably agree to appoint a new process agent in England and Wales acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

Yours faithfully,
(Signature pages to this letter follow)

7

SIGNED by_/s/ Simon Davidson___________	and	_/s/ Chris Graham______________________
on behalf of GARDEN CARE BIDCO LIMITED

8

The countersignature by the Seller is solely for the purpose of evidencing its agreement to the terms of, and the Seller’s obligations and undertakings under, this letter. Such countersignature shall not be construed as an acceptance of the Offer to acquire the Group contemplated herein and any such acceptance shall only be made in accordance with the terms of paragraph 1 hereof.

on behalf of SCOTTS-SIERRA INVESTMENTS LLC
_/s/ Dimiter Todorov___________________________

[Signature page to Binding Offer Letter – Scotts-Sierra Investments LLC]

9

By:__/s/ Thomas Randal Coleman_____________________________________
For and on behalf of THE SCOTTS MIRACLE-GRO COMPANY
Name: Thomas Randal Coleman
Position: Executive Vice President and Chief Financial Officer

[Signature page to Binding Offer Letter – The Scotts Miracle-Gro Company]

10

Appendix 1
Defined Terms
In this letter, the following terms have the meanings set out alongside them:

1.1	“French Works Council” means the Comité Central d’Entreprise at Scotts France SAS;

1.2	“Information Note” means the detailed information note to be delivered to the French Works Council on the Transaction;

1.3
“Legal Deadline” means: (i) the date two calendar months after the date of delivery of the Information Note to the French Works Council; or (ii) the date of expiry of such other period as is determined by a competent court, in accordance with applicable law, to be the date on which the Consultation Process is deemed to be completed; and

1.4	“Works Council Opinion” means positive or negative advice provided by the French Works Council to Scotts France SAS in connection with the Transaction in accordance with applicable law.

11

Appendix 2
Works Council Procedures
The Seller and the Purchaser acknowledge that in the context of the Consultation Process, the French Works Council may seek certain commitments in writing from the Purchaser or impose (other) conditions on relevant members of the Purchaser’s Group. The Seller shall notify the Purchaser of any requests for such commitments or (other) conditions stipulated by or on behalf of the French Works Council. In such an event, the Seller shall, in consultation with the Purchaser, negotiate and/or liaise in good faith with the French Works Council to attempt to seek an outcome satisfactory to both the Purchaser and the Seller, taking into account the principles set forth in the final sentence of paragraph 2.4 of this letter. For the avoidance of doubt, neither the Seller nor the Purchaser shall be under any obligation to accept or agree to such commitments or conditions sought by the French Works Council.

12

Exhibit 1
Sale and Purchase Agreement

Dated 5 July 2017
Share and Business Sale Agreement
relating to the companies and business comprising the
Scotts Miracle-Gro International Business
between
Scotts-Sierra Investments LLC
as Seller
The Scotts Miracle-Gro Company
as Guarantor
Garden Care Bidco Limited
as Purchaser

1.	Interpretation……………………………………………………………………………….	4
2.	Sale and Purchase………………………………………………………………………….	22
3.	Conditions………………………………………………………………………………….	30
4.	Consideration………………………………………………………………………………	33
5.	Pre-Completion Obligations……………………………………………………………….	34
6.	Completion………………………………………………………………………………...	37
7.	Post-Completion Adjustments…………………………………………………………….	38
8.	Assumed and Excluded Liabilities………………………………………………………..	40
9.	Seller’s Warranties and Undertakings…………………………………………………….	41
10.	Seller’s Limitations on Liability…………………………………………………………..	43
11.	Purchaser’s Warranties and Undertakings…………………………………………………	43
12.	Restrictions on Seller……………………………………………………………………....	45
13.	No Right to Rescind or Terminate………………………………………………………....	46
14	Insurance………………………………………………………………………………..….	47
15.	Business Information……………………………………………………………………….	48
16.	Intellectual Property and Product Registrations………………………………………..….	48
17.	Misallocated assets………………………………………………………………………...	49
18.	Confidentiality……………………………………………………………………………..	49
19.	Announcements……………………………………………………………………………	50
20.	Grossing-up………………………………………………………………………………..	51
21.	Guarantee………………………………………………………………………………….	51
22.	Assignment………………………………………………………………………………..	53
23.	Further Assurance…………………………………………………………………………	53
24.	Entire Agreement………………………………………………………………………….	54
25.	Severance and Validity……………………………………………………………………	54
26.	Variations………………………………………………………………………………….	54
27.	Remedies and Waivers…………………………………………………………………….	54
28.	Effect of Completion………………………………………………………………………	55
29.	Third Party Rights…………………………………………………………………………	55

30.	Payments…………………………………………………………………………………..	55
31.	Costs, Expenses and Stamp Duty………………………………………………………….	56
32.	Notices……………………………………………………………………………………..	57
33.	Counterparts………………………………………………………………………………	58
34.	Time not of the Essence………………………………………………………………….	58
35.	Governing Law and Jurisdiction…………………………………………………………	58
36.	Agent for Service of Process……………………………………………………………..	58

PURSUANT TO REGULATION S-K, ITEM 601(b)(2), THE SCHEDULES TO THE SALE AND PURCHASE AGREEMENT INCLUDED AS EXHIBIT 10.6, AS DESCRIBED BELOW, HAVE NOT BEEN FILED. THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF OMITTED SCHEDULES TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST; PROVIDED, HOWEVER, THAT THE REGISTRANT MAY RERQUEST CONFIDENTIAL TREATMENT OF OMITTED ITEMS.

Schedule 1 Share Sellers, Business Sellers and the Group
Part 1 Details of the Share Sellers
Part 2 Details of the Business Sellers
Part 3 Details of Companies and Subsidiaries
Schedule 2 Completion Arrangements
Part 1 Seller’s Obligations
Part 2 Purchaser’s Obligations
Schedule 3 Warranties
Schedule 4 Seller’s Limitations on Liability
Schedule 5 Purchaser’s Warranties
Schedule 6 Properties
Part 1 Owned Properties
Part 2 Leased Properties
Part 3 International Business Owned Properties
Part 4 International Business Leased Properties
Part 5 International Business Property Transfers
Part 6 International Business Property Transfers – Special Conditions
Part 7 General provisions related to the International Business Leased Properties - German Lease Properties leased by Scotts Celaflor GmbH
Part 8 International Business Property Transfers – Special Conditions
Part 9 Scottish Property Dispositions
Part 10 Scottish Property Assignations
Schedule 7 Closing Statement
Part 1 Closing Statement
Part 2 Form of Closing Statement

Part 3 Illustrative Closing Statement
Schedule 8 Transaction Documents
Schedule 9 Contracts
Part 1 Shared Contracts
Part 2 International Business Contracts
Part 3 Third Party Consents
Part 4 Excluded Shared Supply Contracts
Part 5 Licences
Part 6 Product Registrations
Schedule 10 Intellectual Property
Part 1 Transfer of International Business Intellectual Property owned by OMS Investments, Inc. and Hawthorne Gardening B.V.
Part 2 Transfer of International Business Intellectual Property owned by the Business Sellers other than OMS Investments, Inc. and Hawthorne Gardening B.V.
Part 3 Owned Intellectual Property
Part 4 Form of Patent Assignment
Part 5 Form of Trade Mark Assignment
Part 6 Form of Domain Name Transfer Agreement
Part 7 List of Product Registrations
Schedule 11 Product Pipeline
Schedule 12 Retained Intellectual Property
Schedule 13 Intentionally left blank
Schedule 14 Purchase Price Allocation Agreement
Schedule 15 Deferred Payment
Schedule 16 Seller Commitments
Schedule 17 Moveable Assets
Schedule 18 Employees
Part 1 International Business Employees
Schedule 19 Receivables
Schedule 20 Financial Information
Schedule 21 Catch-up Capital Expenditure
Schedule 22 New Supply Agreements
Schedule 23 Pensions & OPEB Debt Like Treatment
Schedule 24 Excluded Liabilities

This Agreement is made on 5 July 2017
Between:

(1)
Scotts-Sierra Investments LLC a company incorporated in Delaware with registered number 2512334 and whose registered office is at 1209 Orange Street, Wilmington, DE 19801, United States of America (the “Seller”);

(2)
The Scotts Miracle-Gro Company a company incorporated in Ohio with registered number 1501530 and whose registered office is at 14111 Scottslawn Road, Marysville, Ohio 43041, United States of America (the “Guarantor”); and

(3)
Garden Care Bidco Limited a company incorporated in England and Wales with registered number 10734808 and whose registered office is at 6th Floor, 30 Broadwick Street, London, United Kingdom, W1F 8JB (the “Purchaser”).

Whereas:

(A)
The Seller has agreed to sell the Group (or to procure the sale by the Relevant Sellers of certain Group Companies or Group Businesses) and to assume the obligations imposed on the Seller under this Agreement.

(B)
The Purchaser has agreed to purchase the Group (or to procure the purchase by the Relevant Purchasers of certain Group Companies or Group Businesses) and to assume the obligations imposed on the Purchaser under this Agreement.

(C)	The Guarantor has agreed to guarantee the obligations of the Seller on the terms and subject to the conditions of this Agreement.
It is agreed:

1.	Interpretation

1.1	In this Agreement:
“Accounts Date” means 30 September 2016;
“Accounts” means the audited statutory financial statements of (a) Scotts Celaflor GmbH; (b) Scotts Celaflor HGmbH; (c) Scotts Holdings Limited; (d) The Scotts Company (Manufacturing) Limited; (e) The Scotts Company (UK) Limited; (f) Humax Horticulture Limited; (g) Levington Group Limited; (h) Scotts Benelux BVBA; (i) Scotts France Holdings SARL; (j) Scotts France SAS; (k) Scotts Australia Pty Limited; and (l) Scotts Poland Sp.z.o.o., comprising the profit and loss statement and balance sheet in respect of each, as at the Accounts Date, together with the accompanying notes and reports;
“Acquired Entity” has the meaning set out in Clause 12.2;
“Adjustment Amount” has the meaning set out in Clause 7.3(f);
“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;
“America Business Intellectual Property” means:

(a)
any Intellectual Property owned by a member of the Seller’s Group in the Purchaser Manufacturing Territories as at Completion, which the manufacture of any International Business Products in the Purchaser Manufacturing Territories as at Completion would, in the absence of a licence from the relevant member of the Seller’s Group, infringe that Intellectual Property;

(b)
any patent applications filed by the relevant member of the Seller’s Group after Completion in the Purchaser Manufacturing Territories based on any invention disclosure that forms part of the Intellectual Property described in (a) and any granted patents issuing from such applications; and

(c)
all continuations, continuations in part, divisions, extensions, substitutions, reissues, re examinations and renewals in the Purchaser Manufacturing Territories of any patents or patent applications forming part of the Intellectual Property described in (a) or the patents and patent applications referred to in (b);

“Applicable Name Change Period” has the meaning set out in Clause 11.2(b);
“Assumed Liabilities” means all Liabilities at Completion of the Business Sellers other than the Excluded Liabilities (including, for the avoidance of doubt, any loan amount payable by a Business Seller to the EEIG corresponding to an EEIG Receivable), and “Assumed Liability” means any one of them;
“Austrian Schemes” means Abfertigung alt, Abfertigung neu, voluntary Abfertigung and Bonus Pensionskassen Aktiengesellschaft;
“Authority” means any Environmental Authority, Taxation Authority or other supra-national, federal, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service;
“Bank Account Side Letter” means the side letter between the Purchaser and the Seller pursuant to which the Seller agrees to procure that employees of the Purchaser’s Group and International Business Employees shall have access to the specified bank accounts of the Business Sellers and the ability to sweep cash from such bank accounts to bank accounts held by the Business Purchasers twice a day and for a period of up to 12 months after Completion, subject to the Purchaser agreeing to pay the cost of maintaining such bank accounts at any time from six months after Completion;
“Bid Value” has the meaning set out in Clause 4.1(a)(i);
“BNPP Facility” means the uncommitted credit facility in the amount of EUR 2,424,000 provided by BNP Paribas to Scotts France SAS;
“Books and Records” has the meaning set out in Clause 11.4;
“Business” means the business of the Group comprising the direct or indirect sale or provision of the Products;
“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in London, Delaware and Ohio;
“Business Intellectual Property” means the International Business Intellectual Property and the Owned Intellectual Property;

“Business Purchasers” means the members of the Purchaser’s Group notified by the Purchaser to the Seller in accordance with Clause 2.10, and “Business Purchaser” means any one of them;
“Business Seller” means, in relation to each of the Group Businesses referred to in column (2) of Part 2 of Schedule 1, the company whose name is set out opposite that Group Business in column (1) of Part 2 of Schedule 1;
“Business Warranties” means all Warranties other than the Fundamental Warranties and the Relevant Contracts Warranty;
“Cash Balances” means cash in hand or credited to any account with a financial institution and securities which are readily convertible into cash as shown in the reconciled cash book balance (such that cheques written but not yet cashed shall be deducted in calculating the balance and cheques received but not yet cleared shall be included in calculating the balance), excluding any rent deposits and including the line items in the column ‘Cash Balances’ in Part 2 of Schedule 7, in each case as at the Effective Time and calculated in accordance with Schedule 7;
“Claim” means any claim made by the Purchaser under Clause 9.1 and Schedule 3 (Warranties) of this Agreement and “Claims” shall mean all such claims;
“Claims Made Policies” means any insurance policies (including without limitation any directors’ and officers’ liability insurance policies) which are in force at the date of this Agreement and which provide cover in relation to Pre-Completion Matters on a claims made basis;
“Closing Amount” has the meaning set out in Part 2 of Schedule 2;
“Closing Debt” means in respect of each Group Company and each Business Seller (for the avoidance of doubt, excluding items that are Excluded Liabilities) the amount as at the Effective Time of:

(a)
all interest and non-interest bearing loans or other financing liabilities or obligations, including overdrafts and any other liabilities in the nature of borrowed money (whether secured or unsecured);

(b)	all reimbursement or payment obligations with respect to letters of credit, bills, bonds, notes, debentures or loan stock and other similar instruments;

(c)
any obligations under finance or capital leases and hire purchase agreements, to the extent that such hire purchase agreements are recorded as a liability in accordance with US GAAP as applied consistently with the accounting policies applied in the Relevant Balance Sheet;

(d)
any transaction costs, transaction bonuses and retention bonuses related to the proposed sale of the Group (gross of any tax and social security liabilities in relation to such costs and bonuses incurred by any Group Company);

(e)	any obligations in respect of interest rate swaps or other financial derivatives stated at their fair value;

(f)	the aggregate of the line items in the column “Closing Debt” in Part 2 of Schedule 7, without double counting of any other item in paragraphs (a) to (i) here;

(g)	any liabilities in relation to corporation tax, corporate income tax, profits tax or any similar tax on corporate income, profits or gains, but excluding deferred tax assets and deferred tax liabilities net of any prepayment assets in respect of corporation tax, corporate income tax, profits tax or any similar tax on corporate income, profits or gains; and

(h)	all obligations issued, undertaken or assumed as the deferred purchase price in respect of any acquired business or shares, together with all interest, fees and penalties accrued thereon prior to the Effective Time, and any prepayment premiums or penalties payable in order to retire or extinguish any Closing Debt to the extent triggered by Completion, but excluding (A) trading debt or trading liabilities arising in the ordinary course of business, (B) any unamortised debt issuance costs; and (C) any amounts included in Intra Group Financing Payables or Intra-Group Financing Receivables;
“Closing Statement” means the statement to be prepared in accordance with Clause 7 and Schedule 7 (Closing Statement);
“Competition Conditions” has the meaning given to it in Clause 3.1(i);
“Completion” means completion of the sale and purchase of the Shares and Group Businesses under this Agreement;
“Completion Date” means (a) on the Business Day after the earliest Completion Month End that is at least fifteen (15) Business Days after (and excluding) the date on which the Conditions are satisfied or waived in accordance with this Agreement or (b) such other date as mutually agreed between the Seller and the Purchaser;
“Completion Month End” means one of the following dates (as applicable): (a) 29 July 2017; (b) 26 August 2017; (c) 30 September 2017; or (d) 28 October 2017;
“Conditions” means the conditions referred to in Clause 3 ( Conditions);
“Confidentiality Agreement” means the confidentiality agreement between the Seller and Exponent Private Equity LLP dated 28th October 2016;
“Continuing Provisions” means Clause 1 (Interpretation), Clause 15 (Business Information), Clause 18 (Confidentiality), Clause 19 (Announcements), Clause 20 (Grossing-up), Clause 21 (Guarantee), Clause 22 (Assignment), Clause 24 (Entire Agreement), Clause 25 ( Severance and Validity), Clause 26 (Variations), Clause 27 (Remedies and Waivers), Clause 29 (Third Party Rights), Clause 31 (Costs, Expenses and Stamp Duty), Clause 32 (Notices), Clause 35 (Governing Law and Jurisdiction) and Clause 36 (Agent for Service of Process), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 3.10 or Clause 6.3(c) or Clause 13.2 without limit in time;
“Control” means, in relation to a person:

(a)	holding or controlling, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that person; or

(b)
having, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that person; or

(c)	having, directly or indirectly, the ability to direct or procure the direction of the management and policies of that person, whether through the ownership of shares, by contract or otherwise; or

(d)	having the ability, directly or indirectly, whether alone or together with another, to ensure that the affairs of that person are conducted in accordance with his or its wishes, and

(i)	the terms “Controlling” and “Controlled” shall be construed accordingly; and

(ii)	any two or more persons acting together to secure or exercise Control of another person shall be viewed as Controlling that other person;
“Data Room” means the data room comprising the actual copies of documents and other information relating to the Business, the Group Companies and the Group Businesses made available to the Purchaser online at https://services.intralinks.com, as itemised in the data room index in the agreed terms and contained on the USB provided by the Seller's Lawyers to the Purchaser's Lawyers on 26 April 2017;
“Deferred Payment Amount” means either: (i) if a Deferred Payment Trigger occurs, an amount equal to EUR 20,000,000; (ii) if a French Exit occurs on or prior to 31 January 2021, an amount equal to EUR 20,000,000 if a French Deferred Payment Trigger occurs; or (iii) if an Exit occurs on or prior to 31 January 2021, the lesser of: (a) an amount equal to EUR 20,000,000 if the Investment Return as a result of such Exit and following payment of such amount is not less than 1.0x; and (b) such lesser amount which, after payment of such amount, would result in the Investment Return as a result of such Exit being equal to 1.0x, provided always that if the Investment Return would be less than 1.0x then the Deferred Payment Amount shall be zero;
“Disclosed” means fairly disclosed in the Data Room or the Disclosure Letter, in each case with sufficient details to identify the nature and scope of the matter disclosed;
“Disclosure Letter” means the letter dated as at the Offer Letter Date from the Seller to, and acknowledged by, the Purchaser;
“Draft Closing Statement” has the meaning given to it in Clause 7.1;
“EEIG” means Scotts Treasury EEIG;
“EEIG Interests” means the interests held by the Business Sellers in the EEIG (together with the EEIG Interests held by certain Group Companies, comprising all of the interests in the EEIG);
“EEIG Payables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued and dividends declared or payable but not paid) owed by the EEIG to a Business Seller as at the Effective Time;
“EEIG Receivables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued and dividends declared or payable but not paid) owed by a Business Seller to the EEIG as at the Effective Time;
“Effective Time” means the time of Completion on the Completion Date;
“Employment Costs” means all salaries, wages, commission, bonuses, incentive payments, vacation pay, pension or other retirement benefit contributions, statutory contributions, social security contributions, taxation, expenses and all other emoluments and benefits made to or on behalf of or in respect of an employee, save for any Employment Liabilities;
“Employment Liabilities” means any and all Losses arising out of or connected with employment or the employment relationship, or termination of employment or the employment relationship (including but not limited to, all Losses in connection with any claim for redundancy, termination or severance pay (whether arising out of statute or contract) notice pay, or damages or compensation for dismissal, breach of statutory employment rights or breach of contract);
“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right or option, or any agreement to create any of the foregoing;
“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land, any ecological systems and living organisms supported by these media and man;
“Environmental Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having authority, or jurisdiction to determine any matter arising, under Environmental Law;
“Environmental Law” means all applicable laws, statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction whose purpose is (i) to protect, or prevent pollution of, the Environment; (ii) to protect human health or welfare and/or the conditions of the workplace; or (iii) to regulate emissions, discharges or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by-laws, codes, regulations with any of therein, decrees or orders issued or promulgated or approved under or in connection with any of them;
“Environmental Permit” means any licence, approval, registration, consent, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law and which is required for the operation of the business of the Group as it is currently operated;
“Estimated Cash” means EUR2,567,000;
“Estimated Debt” means EUR13,376,000 being the Seller’s good faith reasonable estimate of the Closing Debt as at the Effective Time;
“Estimated Intra-Group Financing Payables” means EUR24,122,000, being the Seller’s good faith reasonable estimate of the Intra-Group Financing Payables as at the Effective Time;
“Estimated Intra-Group Financing Receivables” means EUR129,000, being the Seller’s good faith reasonable estimate of the Intra-Group Financing Receivables as at the Effective Time;
“Estimated Working Capital” means EUR54,579,000, being the Seller’s good faith reasonable estimate of the Working Capital as at the Effective Time;
“Estimated Working Capital Adjustment” means EUR25,421,000, being the amount by which the Estimated Working Capital is less than the Target Working Capital;
“Everris IP Licence Agreements” means:

(a)	the Patent and Technology Licence between Scotts International B.V. (now known as Everris International B.V. and The Scotts Company LLC dated 28 February 2011; and

(b)	the Trade Mark Licence between Scotts International B.V. (now known as Everris International B.V.) and The Scotts company LLC dated 28 February 2011;
“Everris Sub-licenses” means: (a) the Trade Mark Sub-licence Agreement between The Scotts Company LLC and the Purchaser granting the Purchaser rights to use certain trade marks owned by Everris International B.V. (formerly known as Scotts International B.V.) in the agreed terms; and (b) the Patent Sub-licence Agreement between the Scotts Company LLC and the Purchaser granting the Purchaser rights to use certain patents and other intellectual property owned by Everris International B.V. (formerly known as Scotts International B.V.) in the agreed terms;
“Everris Supply Agreements” means:

(a)	the Supply Agreement for Bourth Plant Protection Products between Scotts France SAS and Anti Germ France SAS dated 28 February 2011;

(b)	the Supply Agreement for UK Growing Media Products from Gretna (North) between The Scotts Company (UK) Limited and ICL Horticulture UK Limited (now known as Everris Limited) dated 28 February 2011;

(c)	the Supply Agreement for Howden Pro Products between The Scotts Company (UK) Limited and ICL Horticulture UK Limited (now known as Everris Limited) dated 28 February 2011; and

(d)	the Supply Agreement for Osmocote (and derivative) Products in Heerlen between Euro Clearon Netherlands B.V. and The Scotts Company LLC dated 28 February 2011;

“Excluded Assets” means those assets, contracts and rights which are excluded from the sale of the Group Businesses under this Agreement and the Local Transfer Documents, details of which are set out in Clause 2.2(f);
“Excluded Liabilities” means any and all Liabilities set out in Schedule 24;
“Excluded Shared Contracts” means the:

(a)	Shared IT Contracts;

(b)	Original Roundup Agreements;

(c)	Everris IP Licence Agreements;

(d)	Trade Mark Licence Agreement between OMS Investments Inc., The Scotts Company (UK) Limited, The Scotts Company LLC and Bord Na Mona Gorticulture Limited dated 29 April 2013;

(e)	Trade Mark Licence Agreement between OMS Investments Inc., The Scotts Company (UK) Limited and Everris International B.V. (formerly known as Scotts International B.V.) dated 28 February 2011;

(f)	Trade Mark Co-Existence Agreement between OMS Investments Inc., and Fisons Limited dated 28 July 2011;

(g)	Research Agreement between the Royal Melbourne Institute of Technology and Scotts Australia Pty Limited dated 18 June 2015, which is to be transferred to The Scotts Company LLC prior to Completion;
“Excluded Shared Supply Contracts” means any Shared Contracts for the supply of goods or raw materials which the Parties agree in writing prior to Completion that Part 1 of Schedule 9 should not apply to and to which Part 4 of Schedule 9 should apply instead;
“Excluded Territories” means all jurisdictions other than the Relevant Territories;
“Final Payment Date” means ten (10) Business Days after the date on which the process described in paragraph 3 of Part 1 of Schedule 7 (Closing Statement) for the agreement or determination of the Closing Statement is complete;
“French Mandatory Retirement Schemes” means: (i) the defined contribution national social security basic retirement scheme and (ii) the defined contribution AGIRC and ARRCO complementary retirement schemes;
“French Pension Schemes” means: (i) the Sovilo Plan; (ii) the end of career payments due by Scotts France SAS when workers retire; (iii) the jubilee awards; and (iv) the Record II Pension Scheme;
“Fundamental Warranties” means the Warranties set out in paragraphs 1, 2 and 13 of Schedule 3;
“Fundamental Warranty Claims” means a Claim in relation to a breach of the Fundamental Warranties;
“German Pension Schemes” means each of:

(a)	Versorgungsordnung 1987;

(b)	Pensionsordnung en vom 27.02.2002;

(c)	Grund- und Demografieförderung und Chemietarifförderung;

(d)	Anfangspension;

(e)	Betriebsvereinbarung über Jubiläeen; and

(f)	Altersteilzeit;
“Global Marine Policy” means any insurance policy pursuant to which the Group is provided with risk cover for physical loss or damage to the subject matter insured during transit (including by land, air or sea);
“Goodwill” means the goodwill of the Business Sellers in relation to the Group Businesses as at Completion together with the exclusive right (so far as the Relevant Sellers can grant the same) for the Business Purchasers to represent themselves as carrying on the Group Businesses in succession to the Business Sellers;
“Group” means the Group Companies and the Group Businesses;
“Group Businesses” means the entirety of the businesses carried on by the Business Sellers during the 12 months prior to Completion and being sold under (and subject to the terms and conditions of) this Agreement and the Local Transfer Documents, particulars of which are non-exhaustively described in Part 2 of Schedule 1 and “Group Business” means any one of them;

“Group Companies” means the entities listed in Part 3 of Schedule 1 and “Group Company” means any one of them;
“Group Commitments” shall have the meaning given to such term in Clause 9.4;
“Guarantor’s Group” means the Guarantor, its Parent Undertakings, its Subsidiary Undertakings and all other Subsidiary Undertakings of any such Parent Undertakings as the case may be from time to time (but excluding the Group);
“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance or thing (whether in solid, liquid, gas, vapour or other form) which is capable (alone or in combination) of causing harm or damage to the Environment or a nuisance to any person (including radiation, noise, vibration, electricity and heat);
“HMRC” means Her Majesty’s Revenue & Customs;
“Hydroponic Products” means hydroponics related products and other tools focused on the development of indoor urban gardening (i) including nutrients, substrates, systems (as well as components of systems such as precision irrigation, ph meters, pumps and timers), growing media, lighting and plastics and (ii) including, without limitation, products sold by the Seller's Group under the brands General Hydroponics, Vermicrop, Vermicrop Organics, Botanicare, Gavita, Aerogarden and Gold Label;
“Intellectual Property” means patents, utility models, trade marks, service marks, trade and business names, rights in designs, copyright (including rights in software), database rights, domain names, semi-conductor topography rights, rights in inventions, trade secrets and know-how and other intellectual property rights which may subsist in any part of the world, in each case whether registered or not (and including applications for registration);
“International Business Assets” means all property, rights and assets of the Business Sellers (excluding the Excluded Assets) to be sold under Clause 2.2 of this Agreement or any relevant Local Transfer Document;
“International Business Contracts” means the customer, supply, distribution, hire purchase and other commercial contracts or agreements or trading relationships (whether written or unwritten) to which a member of the Seller’s Group is a party which relates exclusively to the Group including (but not limited to) the contracts listed in Part 2 of Schedule 9 and “International Business Contract” means any of them;
“International Business Employees” means those employees who are immediately prior to Completion employed in the companies listed in column (1) of Part 2 of Schedule 1;
“International Business Intellectual Property” means all Intellectual Property owned by any member of the Seller’s Group which in the 12-month period before Completion has been used exclusively by the Group in relation to the Business, including the Intellectual Property described in Part 1 and Part 2 of Schedule 10, but excluding the Retained Intellectual Property;
“International Business Leased Properties” means the properties which are set out in Part 4 of Schedule 6;
“International Business Owned Properties” means the properties which are set out in Part 3 of Schedule 6;

“International Business Product Registrations” means the Product Registrations which during the 12 month period before Completion are exclusively used by the Group in relation to the Business, including the Product Registrations set out in Part 7 of Schedule 10;
“International Business Products” means Products that:

(a)	have been sold or produced directly or indirectly by, or on behalf of, the Group in relation to the Business in the 12 months prior to the Completion Date;

(b)	are contained in the Product Pipeline; or

(c)	are Products that are an improvement, modification or further development of any of the Products referred to in (a) or (b) above;
“International Business Properties” means the International Business Owned Properties and the International Business Leased Properties, and “Business Property” means any one of them;
“Intra-Group Financing Payables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued and dividends declared or payable but not paid) owed by a Group Company to a member of the Seller’s Group (other than a Group Company) as at the Effective Time, but excluding any EEIG Payables and any item which falls to be included in calculating the Group Companies’ Cash Balances or the Closing Debt or Working Capital;
“Intra-Group Financing Receivables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued and dividends declared or payable but not paid) owed by a member of the Seller’s Group (other than a Group Company) to a Group Company as at the Effective Time, but excluding any EEIG Receivables and any item which falls to be included in calculating the Group Companies’ Cash Balances or the Closing Debt or Working Capital;
“Intra-Group IP Licences” means any licences of Intellectual Property granted by: (a) any member of the Seller’s Group to a Group Company prior to Completion; or (b) any Group Company to a member of the Seller’s Group;
“Investment Return” has the meaning given to it in Schedule 15;
“IP Assignments” means assignment agreements relating to the International Business Intellectual Property, in substantially the form attached as Part 3, Part 4, Part 5 and Part 6 of Schedule 10 (as applicable);
“IP Licence” means the licence to Garden Care Bidco Limited of certain Retained Intellectual Property (other than the Retained Trade Marks) in the agreed terms;
“IT Contracts” means any material written agreements, arrangements or licences to which a Group Company or a Business Seller is a party relating to the IT Systems;
“Ipswich Office” means the part of the ground floor of the building adjoining the Charter Building, Levington Park, Ipswich, Suffolk IP10 0NE currently occupied by The Scotts Company (UK) Limited pursuant to a lease dated 1 July 2012;
“IT Systems” means computer hardware and software (excluding shrink-wrapped, click-wrapped or software commercially available off-the-shelf or the internet and any public telecommunications networks) which in each case is used or held for use for the purposes of the Business and required in all material respects to conduct the Business;
“JPM Facility” means the revolving credit facility in the amount of USD 1,700,000,000 provided pursuant to a facility agreement between The Scotts Miracle-Gro Company Inc., as borrower, and JP Morgan, as lender, dated 29 October 2015;
“Key Worker” means (i) any Senior Manager; or (ii) any Worker whose total gross annual salary exceeds EUR 150,000 (or its equivalent in applicable local currency);
“Leased Properties” means the leased land and premises currently used or occupied by the Group for the purposes of the Business, certain details of which are set out in Part 2 of Schedule 6 (Properties);
“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;
“Licences” means permits, licences, certificates or other authorisations or consents of an Authority, including Environmental Permits;
“Licensed International Intellectual Property” means:

(a)	the International Business Intellectual Property and the Owned Intellectual Property;

(b)
any patent applications filed by the relevant member of the Purchaser’s Group after Completion in the Relevant Territory based on any invention disclosure that forms part of the International Business Intellectual Property and the Owned Intellectual Property and any granted patents issuing from such applications; and

(c)
all continuations, continuations in part, divisions, extensions, substitutions, reissues, re examinations and renewals in the Relevant Territory of any patents or patent applications forming part of the International Business Intellectual Property and the Owned Intellectual Property or the patents and patent applications referred to in (b);

“Licensed Retained Intellectual Property” means any Retained Intellectual Property licensed to Garden Care Bidco Limited under the IP Licence or the Trade Mark Licence;
“Local Transfer Document” has the meaning given to it in Clause 2.3 (a);
“Long Stop Date” means 6 October 2017 or such other date as the Parties may agree in writing;
“Loss” or “Losses” means all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses, including, in each case, all related Taxes;
“Material Contract” means any contract to which a Group Company or a Business Seller is a party to, or bound by, which for the previous financial year had, or for the current financial year is expected to have, revenue or expenditure of more than EUR 500,000 per annum;
“Material Environmental Contracts” means all contracts, agreements, binding obligations or covenants which concern (in whole or in part) a Hazardous Substance, the protection of, or prevention of harm to, the Environment or the carrying out of any Remedial Action and which are, or are likely to be, material to any Group Company or Group Business’s business, profits, assets (including properties) or prospects;
“Material IP Licences” has the meaning set out in paragraph 18.7 of Schedule 3 (Warranties);
“Moveable Assets” means the furniture, trade utensils, computer hardware and peripherals, telecommunications equipment and infrastructure, other information technology related to plant and equipment, plant and machinery, vehicles and other equipment and other chattels (whether or not physically located at the Properties) which are owned by a member of the Seller’s Group and used predominantly in relation to the Group Businesses including but not limited to those items listed in Schedule 17;
“Monsanto” means the Monsanto Company;
“Monsanto Supply Agreement” means the glyphosate supply agreement between Scotts France SAS and Monsanto International S.A. dated 31 March 2005;
“New Project IP” means all Intellectual Property owned by any member of the Purchaser Group arising out of, or in connection with, the New Projects whether prior to Completion or in the nine months post-Completion, including:

(i)
any patent applications filed by any member of the Purchaser’s Group after Completion in the Excluded Territories based on any invention disclosure that forms part of the Intellectual Property described in Clause 16.5(a) and any granted patents issuing from such applications; and

(ii)
all continuations, continuations in part, divisions, extensions, substitutions, reissues, re examinations and renewals in the Excluded Territories of any patents or patent applications forming part of the Intellectual Property described in Clause 16.5(a) or the patents and patent applications referred to in Clause 16.5(b);

"New Projects“ means the research and development projects in relation to pelargonic acid and pyrethrum rapeseed oil that were carried out prior to Completion, and will continue to be carried out post-Completion, by (on behalf of) the Business;
“New Roundup Agreements” means the exclusive agency and marketing agreement and the lawn and garden brand extension agreement, each between Monsanto and the Purchaser and relating to the marketing and distribution of Roundup products, to be entered into on or prior to Completion reflecting and consistent with the Roundup Term Sheet and as amended from time to time;
“New Supply Agreements” the non-exclusive supply agreements to be entered into between a member of the Purchaser’s Group and a member of the Seller’s Group on or prior to Completion in relation to the goods and raw materials listed in Schedule 21 and under which those goods and raw materials will be supplied on the terms that: (a) are set out in Schedule 21; or (b) are otherwise consistent with the terms on which those goods and raw materials were supplied by the relevant member of the Seller’s Group to a Group Company or a Business Seller in relation to the Business in the 12 months immediately prior to the Offer Letter Date, provided that in any three month period the volumes of those goods and raw materials to be purchased by the relevant member of the Purchaser’s Group is no greater than 110% of the purchase volumes forecasted for the following 3 months by such member of the Purchaser’s Group;

“Non-Transferring Licences” means those Licences held by a Business Seller or member of the Seller’s Group that relate to the Group Businesses and are not capable of being transferred or assigned to the relevant Relevant Purchaser under applicable law and which would otherwise constitute Transferred Licences;
“Notice” has the meaning set out in Clause 32.1;
“Objecting Employee” has the meaning as set out in Schedule 18;
“Occurrence Basis Policies” means any insurance policies (including without limitation any directors’ and officers’ liability insurance policies) which are in force at the date of this Agreement and which provide cover in relation to any Pre-Completion Matter on an occurrence basis;
“Offer Letter Date” means 28 April 2017;
“Opted Properties” has the meaning set out in Clause 2.9(c);
“Original Roundup Agreements” means:

(a)	the Amended and Restated Exclusive Agency and Marketing Agreement dated 30 September 1998 (as subsequently amended on 15 May 2015); and

(b)	the Lawn and Garden Brand Extension Agreement dated 15 May 2015, each relating to Roundup products and between Monsanto and The Scotts Company LLC.
“Owned Intellectual Property” means the Intellectual Property that is owned by any Group Company which in the 12 month period before Completion has been used exclusively by the Group in relation to the Business, including the Intellectual Property, details of which are set out in Part 3 of Schedule 10 but excluding the Retained Intellectual Property;
“Owned Properties” means the land and premises currently owned, used or occupied by the Group for the purposes of the Business, certain details of which are set out in Part 1 of Schedule 6 (Properties);
“Parent Undertaking” means an Undertaking which, in relation to another Undertaking, a “Subsidiary Undertaking”:

(a)	holds a majority of the voting rights in the Undertaking; or

(b)	is a member of the Undertaking and has the right to appoint or remove a majority of its board of directors (or analogous body, including a management board and supervisory council); or

(c)	has the right to exercise a dominant influence over the Undertaking, by virtue of provisions contained in its constitutional documents or elsewhere; or

(d)	is a member of the Undertaking and controls alone, pursuant to an agreement with the other shareholders or members, a majority of the voting rights in the Undertaking, and an Undertaking shall be treated as the Parent Undertaking of any Undertaking in relation to which any of its Subsidiary Undertakings is, or is to be treated as, the Parent Undertaking, and “Subsidiary Undertaking” shall be construed accordingly;
“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

“Pension Schemes” means the UK Schemes, French Pension Scheme, German Pension Schemes and Austrian Schemes, certain details of which are set out in Folder 7 (Employment and Pensions) of the Data Room;
“Permitted Claim” means:

(a)
in respect of an Occurrence Basis Policy, a claim relating to a Pre-Completion Matter (including, but not limited to, a claim which has been notified to the relevant insurer(s) before Completion and is pending or outstanding at Completion under such Occurrence Basis Policy and a claim relating to a Pre-Completion Matter not yet notified to the relevant insurer(s)); and

(b)
in respect of a Claims Made Policy, a claim which has been notified (or which the Seller is entitled, pursuant to such Claims Made Policy, to notify, including a claim that the Seller is not aware has arisen) to the relevant insurer(s) on or before Completion and which is pending or outstanding at Completion;

“Pre-Completion Matters” means any matter or event in relation to the carrying on of the business of all or any part of the Group at any time on or before Completion and/or any matter or event occurring in relation to the Group (or, the directors and/or officers of the Group) at any time on or before Completion;
“Press Release” means the announcement to be issued by the Purchaser and the Seller in connection with the Transaction, in the agreed terms;
“Prior Service” means in respect of an International Business Employee, the period of service (including any period of service deemed by law or contract) which an International Business Employee has had with the relevant Business Seller immediately before and continuous with the commencement of employment with the relevant Business Purchaser;
“Proceedings” has the meaning set out in Clause 35.2
“Product Liability” means any liability arising out of death, personal injury or damage to property caused by a defective product or defective services sold, supplied or provided by any member of the Group or a Business Seller on or prior to Completion;
“Product Pipeline” means the product pipeline of the Business as at the Completion Date, as set out in Schedule 11;
“Product Registration” means such approval as may be granted by a relevant regulatory authority to use, sell, supply, advertise or store a certain plant protection product or fertilizer in a particular jurisdiction;
“Products” means consumer lawn and garden products, including, without limitation, fertilizer, fertilizer combination products, micro-nutrients, bio-stimulants, seed, growing media (including peat products, soil conditioning agents, turf dressings, compost, mulches, combination growing media and bark), plant food, wetting agents, plant protection products, pesticides, herbicides, insecticides, fungicides, repellents, rodenticides and durable applicators but excluding any Hydroponic Products;
“Properties” means the Owned Properties and Leased Properties;
“Purchase Price” has the meaning set out in Clause 4.1;

“Purchase Price Allocation Agreement” means the agreement to be entered into at Completion between the Seller and the Purchaser substantially in the form set out in Schedule 14 and after agreement or determination of the indicative Purchase Price allocation pursuant to Clauses 4.3 and 4.4;
“Purchaser Debt Finance” means the debt financing incurred or intended to be incurred in accordance with the Purchaser Debt Finance Agreement;
“Purchaser Debt Finance Agreement” means the senior term and revolving facilities agreement entered into on or around the Offer Letter Date between, inter alia, Garden Care Holdco Limited, the Purchaser, GSO European Senior Debt Fund (Luxembourg) S.à r.l., GSO Aiguille des Grands Montets ESDF I (Luxembourg) S.à r.l. and GSO Capital Opportunities Fund III (Luxembourg) S.à r.l., HSBC Bank plc and HSBC Corporate Security Trustee Company (UK) Limited;
“Purchaser Manufacturing Territories” means the Excluded Territories except for: (a) the United States of America, Israel and Japan and each of their territories and possessions; (b) any country subject to a comprehensive U.S. trade embargo (currently Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine); and (c) any country subject to other relevant embargos and trade restrictions to the extent that such relevant embargos and trade restrictions would materially adversely impact either party’s ability to fulfil such party’s duties and obligations under the Trade Mark Licence or the IP Licence;
“Purchaser’s Group” means the Purchaser, its Subsidiary Undertakings, any Parent Undertaking of the Purchaser and all other Subsidiary Undertakings of any such Parent Undertaking as the case may be from time to time (and including, after Completion, the Group);
“Purchaser’s Lawyers” means Allen & Overy LLP of One Bishops Square, London E1 6AD;
“Purchaser’s Warranties” means the warranties referred to in Clause 11 (Purchaser’s Warranties and Undertakings) and set out in Schedule 5 (Purchaser’s Warranties);
“PwC Diligence Report” means the draft diligence report titled ‘Project Moonshine’ prepared by PricewaterhouseCoopers LLP, addressed to The Scotts Company LLC and dated 25 November 2016;
“Receivables” means the aggregate amount as at the Effective Time of all outstanding accounts receivable (including all trading debt arising in the ordinary course in favour of the Group Businesses) owed to a member of the Seller’s Group to the extent they relate to the Group Businesses, by any person other than (i) any other member of the Seller’s Group to the extent related solely to financing or (ii) any Group Company or Group Business;
“Record II Pension Scheme” means the optional retirement scheme entered into by Sovilo Fertiligene with Gan Vie under number 01593621Y;
“Registered Intellectual Property” means Registered Owned Intellectual Property and Registered International Business Intellectual Property;
“Registered International Business Intellectual Property” means patents, registered trade marks, registered designs, domain name registrations (and applications for any of the same) that form part of the International Business Intellectual Property;
“Registered Owned Intellectual Property” means patents, registered trade marks, registered designs, domain name registrations (and applications for any of the same) that form part of the Owned Intellectual Property;

“Regulatory Authorities” means the German Federal Cartel Office, the French Competition Authority and the Polish Competition Authority;
“Related Persons” has the meaning given in Clause 24.5;
“Relevant Balance Sheet” has the meaning given in paragraph 16.2 of Schedule 3;
“Relevant Contracts Warranty” means the Warranty set out in paragraph 3.9 of Schedule 3;
“Relevant International Business Contract” means an International Business Contract that: (a) relates to the Business carried on in the UK, Germany or France; (b) is a contract under which the Group received supplies prior to the Offer Letter Date; and (c) is for a fixed term duration of at least 12 months and which sets out specific pricing or other material terms which shall be applied for the duration of such contract;
“Relevant Part” means, in respect of a Shared Contract, the part of it which exclusively relates to the Group;
“Relevant Party’s Group” means, in relation to the Purchaser, the Purchaser’s Group; in relation to the Seller, the Seller’s Group; and, in relation to the Guarantor, the Guarantor’s Group;
“Relevant Property” means any property (including the Properties) or part thereof now or previously owned, leased, occupied or controlled by the Group;
“Relevant Purchasers” means the Purchaser, the Business Purchasers and the Share Purchasers;
“Relevant Sellers” means each of the Share Sellers and Business Sellers whose names are set out in Schedule 1;
“Relevant Territory” means the jurisdictions in which the Group carries on the Business, or operates as at the Offer Letter Date, the date of this Agreement or the Completion Date, and including (for the avoidance of doubt) Spain, Denmark, Finland, Iceland, Norway and Sweden;
“Remedial Action” means:

(a)	any works or action limiting, mitigating, remediating, preventing, removing, ameliorating or containing the presence or effect of any Hazardous Substance in or on the Environment; or

(b)	any investigation, sampling or monitoring in connection with any such works or action;
“Reporting Accountants” means Deloitte LLP or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, a firm of accountants of international standing to be agreed by the Seller and the Purchaser within seven (7) days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;
“Retained Intellectual Property” means (a) the Retained Trade Marks; (b) the Intellectual Property that is listed in Schedule 12; and (c) all Intellectual Property which is owned by the Seller’s Group or the Group and is either: (i) used in relation to the Business on a non-exclusive basis; or (ii) not used in relation to the Business;
“Retained Trade Marks” means the trade marks to be licensed under the Trade Mark Licence;

“Roundup Commission” means the Commission (as defined in Article 1 of the Amended and Restated Agency and Marketing Agreement dated 30 September 1998 (as subsequently amended on 15 May 2015)) which a member of the Purchaser’s Group receives pursuant to the New Roundup Agreements;
“Roundup Term Sheet” means the term sheet relating to the New Roundup Agreements, in the agreed terms;
“Sanctions” means any economic, trade or financial sanctions or export control laws, regulations, rules, and/or decisions administered, enacted or enforced by the United Nations, United States of America, the European Union or the United Kingdom;
“Secondary Information” has the meaning given to it in Clause 11.6;
“Seller Commitments” has the meaning given to it in Clause 11.7;
“Seller’s Designated Account” means the Sterling denominated bank account to be notified by the Seller to the Purchaser no less than five (5) Business Days prior to Completion together with such KYC documentation as is required by the Purchaser’s Lawyers (acting reasonably) regarding the holder of such account;
“Seller’s Group” means the Seller, its Subsidiary Undertakings, any Parent Undertaking of the Seller and all other Subsidiary Undertakings of any such Parent Undertaking as the case may be from time to time (including the Business Sellers but excluding the Group Companies);
“Seller’s Group Information” has the meaning given to it in Clause 11.6;
“Seller’s Lawyers” means White & Case LLP of 5 Old Broad Street, London EC2N 1DW;
“Senior Manager” means each of Guillaume Roth, Sheila Hill, Wieslaw Wielgat, Stefan Eha, Andrew Martin, Sonia van Steenberghe, Deepak Pandya, Laurent Martel, Emilie Chevalier and Gunter De Paepe;
“Share Purchasers” means the members of the Purchaser’s Group notified by the Purchaser to the Seller in accordance with Clause 2.10, and “Share Purchaser” means any one of them;
“Share Seller” means, in relation to each of the Group Companies referred to in column (2) of Part 1 of Schedule 1, the company whose name is set out opposite that company in column (1) of Part 1 of Schedule 1;
“Shared Contracts” means any contract which relates both to: (i) the Group (excluding the Excluded Assets and the Excluded Liabilities), and (ii) the Seller’s Group, and to which a Group Company or a Business Seller is a party or in respect of which a Group Company or Business Seller has any right, liability or obligation at Completion, excluding the Excluded Shared Contracts and “Shared Contract” means any one of them, including those contracts set out in paragraph 1.1 of Part 1 of Schedule 9;
“Shared IT Contracts” means any contract relating to the IT Systems and which relates both to: (i) the Group (excluding the Excluded Assets and the Excluded Liabilities), and (ii) the Seller’s Group, and to which a Group Company or a Business Seller is a party or in respect of which a Group Company or Business Seller has any right, liability or obligation at Completion;

“Shares” means the issued shares, interests and membership interests in the Group Companies specified in column (3) of Part 1of Schedule 1 and the EEIG Interests;
“Sovilo Plan” means the supplementary pension scheme known as the “Sovilo Plan” pursuant to which Scotts France SAS guarantees a defined benefit pension to some of its workers that is seventy per cent. (70%) of the updated average salary paid over the last three (3) years of activity (including the amount paid by the French Mandatory Retirement Schemes);
“Stock” means the stock in trade of finished and unfinished goods, work in progress and raw materials and consumables and packaging owned by a Business Seller for the purposes of the Group Businesses as at Completion (including items which, although supplied to a Business Seller under reservation of title by the suppliers, are under the control of the Seller’s Group);
“Subsidiaries” means the companies’ particulars each of which are set out in Part 3of Schedule 1 (Share Sellers, Business Sellers and the Group), and “Subsidiary” shall mean any of them;
“Subsidiary Undertaking” means any Undertaking in relation to which another Undertaking is its Parent Undertaking;
“Target Working Capital” means EUR80,000,000;
“Tax” or “Taxation” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies in each case in the nature of tax, and withholdings and deductions for or on account of tax, in each case whether of the United Kingdom or elsewhere and whenever imposed and all related penalties, charges, costs and interest;
"Tax Claim" means any claim under the Tax Deed, any claim for breach of any of the Tax Warranties, and (if and to the extent that the claim in question is in respect of a liability to Taxation) any claim for breach of any of the other Warranties;
“Tax Deed” means the tax deed, in the agreed terms, to be entered into between Scotts-Sierra Investments LLC and the Purchaser;
“Taxation Authority” means any governmental or other authority competent to impose, collect or assess Taxation whether in the United Kingdom or elsewhere;
“Tax Warranties” means the Warranties set out in paragraph 17 of Schedule 3 (Warranties);
“Third Party Consents” means all consent, licences, approvals, permits, authorisations or waivers required from third parties in connection with the transfer of the International Business Assets and “Third Party Consent” means any one of them;
“TOGC” has the meaning given in Clause 2.9(b);
“TIOPA 2010” means the Taxation (International and Other Provisions) Act 2010;
“Trade Mark Licence” means the licence of trade marks to Garden Care Bidco Limited in the agreed terms;
“Transaction” means the transactions contemplated by this Agreement;
“Transaction Documents” means this Agreement, the Disclosure Letter, the Confidentiality Agreement, the Local Transfer Documents, the New Roundup Agreements, the Transitional Services

Agreement, the Trade Mark Licence, the IP Licence, the IP Assignments, the Tax Deed, the Vendor Loan Note Instrument, the Bank Account Side Letter, the CAA Elections, the New Supply Agreements, the Everris Sub-licences and each other document identified in Schedule 8 and “Transaction Document” shall mean any one of them;
“Transferring Employees” has the meaning given to such term in Schedule 18;
“Transfer Provisions” means, in the European Union, the national legislation implementing the provisions of the European Community’s directive 2001/23/EC of 12 March 2001 and outside the European Union any legislation applicable to transfer an International Business Employee’s employment by operation of law;
“Transferred Licences” means all Licences owned or held by the Group as are necessary for the business of the Group as is presently conducted (but excluding any such items held by the Group Companies);
“Transitional Services Agreement” means the transitional services agreement, in the agreed terms, to be entered into between The Scotts Company LLC and Garden Care Bidco Limited;
“Tri-partite Senior Manager Agreement” has the meaning given to such term in Schedule 18;
“Undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or business;
“UK Schemes” means each of:

(a)	The Miracle Garden Care Pension Scheme; and

(b)	The Scotts Company (UK) Pension Scheme;
“US GAAP” means the United States Generally Accepted Accounting Principles as adopted by the Seller’s Group for the accounting period ending on the Accounts Date;
“VAT” means:

(a)	within the European Union, any tax imposed by any member state in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(b)	outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (a) above;
“Vendor Loan Note Instrument” means the instrument in the agreed terms constituting the Vendor Loan Notes;
“Vendor Loan Notes” means the EUR25,000,000 nominal amount of vendor loan notes to be issued to the Seller on Completion constituted by the Vendor Loan Note Instrument;
“Warranties” means the warranties referred to in Clause 9 and set out in Schedule 3 (Warranties) and “Warranty” shall mean any one of them;
“Workers” means any employees, directors, officers, workers and self-employed contractors of the Group;

“Working Capital” means the aggregate value of the line items listed in the column labelled “Working Capital” set out in Part 2 of Schedule 7 as at the Effective Time and excluding unamortised debt issuance costs; and
“Working Capital Adjustment” means the amount by which the Working Capital exceeds the Target Working Capital (which amount shall be added to the Bid Value for the purpose of Clause 4.1) or the amount by which the Working Capital is less than the Target Working Capital (which amount shall be deducted from the Bid Value for the purposes of Clause 4.1).

1.2	The expression “in the agreed terms” means in the form agreed between the Purchaser and the Seller and signed for the purposes of identification by or on behalf of the Purchaser and the Seller.

1.3	Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).

1.4	References to “include” or “including” are to be construed without limitation.

1.5	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.6
References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.7	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.8	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.9	References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.10
References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision except to the extent that any amendment, consolidation or replacement would increase or extend the liability of the Seller under this Agreement.

1.11
References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.12	References to “substantiated” in the context of a Claim means a Claim for which the Seller may be liable and which is admitted or proved in a court of competent jurisdiction.

1.13	This Agreement shall be binding on and be for the benefit of the successors of the Parties.

2.	Sale and Purchase

2.1	Sale of the Shares

(a)
On and subject to the terms of this Agreement and the Local Transfer Documents, at Completion the Seller shall procure that the Share Sellers shall sell the Shares set out against their respective names in Part 1of Schedule 1, and the Purchaser shall (or shall procure that each Relevant Purchaser designated as a Share Purchaser pursuant to Clause 2.10, shall) purchase the Shares.

(b)
The Shares shall be sold and transferred free from Encumbrances together with all rights and advantages attaching or accruing to them as at Completion (including the right to receive all dividends or distributions declared, made or paid on or after Completion).

(c)
The Seller covenants with the Purchaser that each Share Seller has the right to sell and transfer to the Purchaser (or a Relevant Purchaser) the full and legal beneficial interest in the Shares that it currently owns (according to Part 1of Schedule 1) on the terms set out in this Agreement.

(d)
The Seller shall procure that each Share Seller waives any right of pre-emption or other restriction on transfer in respect of the Shares conferred on them under the relevant constitutional documents or otherwise and shall procure that on or prior to Completion any and all rights of pre-emption or other restrictions on transfer in respect of the Shares are waived irrevocably by any other persons entitled thereto.

2.2	Sale of the Group Businesses

(a)
On and subject to the terms of this Agreement and the Local Transfer Documents, at Completion the Seller shall procure that the Business Sellers shall sell the Group Businesses set out against their respective names in Part 2 of Schedule 1, and the Purchaser shall (or shall procure that each Relevant Purchaser designated as a Business Purchaser pursuant to Clause 2.10, shall) purchase the Group Businesses.

(b)
The Seller shall procure that the International Business Intellectual Property, International Business Contracts and any other asset of the Group Businesses not owned by a Business Seller is assigned, novated or transferred (as the case may be) to the Purchaser (or a Relevant Purchaser designated as a Business Purchaser pursuant to Clause 2.10) at Completion.

(c)	Subject to Clause 2.2 (f) below, there shall be included in the sale and transfer of the Group Businesses under this Agreement or, where relevant, the Local Transfer Documents:

(i)	the International Business Properties, which shall be transferred in accordance with the provisions of Part 5, Part 6 and Part 7 of Schedule 6 (Properties);

(ii)	the International Business Intellectual Property;

(iii)	the Goodwill;

(iv)	any of the IT Systems that are used exclusively by the Group Businesses;

(v)	the Moveable Assets;

(vi)
the rights of any member of the Seller’s Group arising or existing at Completion under the International Business Contracts (including, for the avoidance of doubt, the bank account of Scotts France SAS held with BNP Paribas with the following details: RIB 30004 02249 00010120104 84; IBAN FR76 3000 4022 4900 0101

2010 484; BIC BNPAFRPPXXX and the associated credit card program "Cartes affaires");

(vii)
the rights of any member of the Seller’s Group arising or existing at Completion under any direct insurance contracts (Direktversicherungsverträge), reinsurance contracts (Rückdeckungsversicherungsverträge) and insolvency protection agreements with respect to or for the benefit of Transferring Employees provided such transfer is permitted (i) by the relevant provider; (ii) under the terms of such contracts or agreements; and (iii) under applicable laws;

(viii)	the German Pension Schemes insofar as they relate to the Transferring Employees;

(ix)	the French Pension Schemes;

(x)	the Relevant Part of each Shared Contract;

(xi)	the International Business Product Registrations, in respect of which the provisions of Part 6 of Schedule 9 shall apply;

(xii)	the EEIG Interests;

(xiii)	the Stock;

(xiv)	the Licences not owned by a Group Company at Completion;

(xv)	the Books and Records;

(xvi)	the Receivables;

(xvii)
all other property, rights and assets owned by or licensed to the Business Sellers and used, enjoyed or exercised predominantly in relation to the Group Businesses at Completion, in each case other than any Excluded Assets; and

(xviii)	any loan amounts receivable by a Business Seller corresponding to an EEIG Payable.

(d)	The International Business Assets, together with all legal and beneficial interests therein, shall be sold, transferred or assigned (as the case may be) free from any Encumbrances.

(e)
The Seller covenants with the Purchaser that the Business Sellers have the right to sell and transfer to the Purchaser (or a Relevant Purchaser) the full and legal beneficial interest in the International Business Assets on the terms set out in this Agreement.

(f)	There shall be excluded from the sale of the Group Businesses under this Agreement and the Local Transfer Documents the following:

(i)	the Cash Balances held by or on behalf of the Business Sellers on Completion in relation to the Group Businesses;

(ii)	except as otherwise provided in Clause 14 of this Agreement, the benefit of any claim under any insurance policies held by the Seller’s Group;

(iii)	debts due from any relevant Taxation Authority in respect of Tax;

(iv)	the Retained Intellectual Property;

(v)	any royalty payment obligations owed to a member of the Seller’s Group; and

(vi)	any loan amounts receivable by a Business Seller from a Group Company other than any asset corresponding to an EEIG Payable,
(together, the “Excluded Assets”).

(g)
The Seller agrees to procure that the Business Sellers transfer (to the extent they are able to do so) and the Purchaser agrees to procure that the Business Purchasers agree, with effect from the Completion Date, to accept the transfer of, and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil, all Assumed Liabilities. The Seller agrees that the Assumed Liabilities shall be transferred to and assumed by the Business Purchasers so that the Business Purchasers shall have and be entitled to the benefit of the same rights, powers, remedies, claims, defences, obligations and conditions (including the rights of set-off and counterclaim) as the Business Sellers.

(h)
The Seller shall be responsible for (and no Business Purchaser shall be obliged to accept the transfer of or to assume), and shall duly and punctually pay, satisfy, discharge, perform or fulfil the Excluded Liabilities;

(i)	The Purchaser shall (and shall procure that each Relevant Purchaser shall):

(i)
take such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability under paragraphs (vii), (viii), (x), (xiii), (xiv) and (xv) of Schedule 24 (a “Relevant Excluded Liability Claim”) subject to the Purchaser being indemnified by the Seller against all Liabilities which may thereby be incurred as a result of taking such action;

(ii)
make available to the Seller or its duly authorised agents on reasonable notice during normal business hours access to all relevant books of account, records and correspondence relating to the Group (and shall permit the Seller to take copies thereof) for the purposes of enabling the Seller to ascertain or extract any information relevant to any Relevant Excluded Liability Claim; and

(iii)
give such assistance to the Seller as it may reasonably require on reasonable notice in relation to any Relevant Excluded Liability Claim including providing the Seller or any member of the Seller’s Group and its representatives and advisers with access to and assistance from directors, managers, employees, advisers, agents or consultants of the Purchaser and/or of each other member of the Purchaser’s Group (collectively, the “Relevant Persons”) and the Purchaser will use its reasonable endeavours to procure that such Relevant Persons comply with any reasonable requests from the Seller and generally co-operates with and assists the Seller and other member of the Seller’s Group.

(j)
The Seller shall (and shall procure that each Relevant Seller shall) take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability (an “Assumed Liability Claim”) subject to the Seller being indemnified by the Purchaser against all Liabilities which may thereby be incurred as a result of taking such action.

2.3	Local Transfer Documents

(a)
On Completion, the Seller shall (and the Seller shall procure that the Relevant Sellers shall) and the Purchaser shall (and the Purchaser shall procure that the Relevant Purchasers shall) execute such agreements, transfers, conveyances, dispositions and other documents, to the extent required under and subject to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser, to implement the transfer of:

(i)	the Shares; and

(ii)	the Group Businesses,
(the “Local Transfer Documents” and each, a “Local Transfer Document”).
The parties do not intend this Agreement to transfer title to any of the Shares. Title to the Shares shall be transferred by the applicable Local Transfer Document. The parties shall procure that (A) the Local Transfer Documents contain all provisions required to effect Clause 2.9(b); (B) the Local Transfer Documents do not contain any warranties (subject to the preceding paragraph (A)) or adjustments to the Purchase Price.

(b)
To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)	the provisions of this Agreement shall prevail; and

(ii)
so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, the Seller shall indemnify the Purchaser against all Losses suffered by the Relevant Purchasers or, as the case may be, the Purchaser shall indemnify the Seller against all Losses suffered by the Relevant Sellers, in either case through or arising from the inconsistency between the Local Transfer Document and this Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

(c)
If there is an adjustment to the Purchase Price under Clause 7 of this Agreement which relates to a part of the Group which is the subject of a Local Transfer Document, then, if required to implement the adjustment and so far as permissible under the laws of the relevant jurisdiction, the Relevant Seller and the Relevant Purchaser shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment.

(d)
No Relevant Seller shall bring any claim against any Relevant Purchaser pursuant to the Local Transfer Documents, save to the extent necessary to implement any transfer of the Shares or Group Businesses in accordance with this Agreement. To the extent that a Relevant Seller does bring a claim in breach of this Clause 2.3(d), the Seller shall indemnify the Relevant Purchaser against all Losses which the Relevant Purchaser may suffer through or arising from the bringing of such a claim and the Relevant Seller shall indemnify the Seller against any payment which the Seller shall make to the Relevant Purchaser pursuant to this Clause 2.3(d).

(e)
No Relevant Purchaser shall bring any claim against any Relevant Seller pursuant to the Local Transfer Documents, save to the extent necessary to implement any transfer of the Shares or Group Businesses in accordance with this Agreement. To the extent that a Relevant

Purchaser does bring a claim in breach of this Clause 2.3(e), the Purchaser shall indemnify the Relevant Seller against all Losses which the Relevant Seller may suffer through or arising from the bringing of such a claim and the Relevant Purchaser shall indemnify the Purchaser against any payment which the Purchaser shall make to the Relevant Seller pursuant to this Clause 2.3(e).

(f)	Any payment of consideration required pursuant to a Local Transfer Document shall be satisfied by the satisfaction of the Purchase Price pursuant to this Agreement.

2.4	Properties
The provisions of Schedule 6 shall apply in respect of the Properties.

2.5	Contracts
The provisions of Schedule 9 shall apply in respect of the contracts of the Group.

2.6	Relevant Employees
The provisions of Schedule 18 shall apply in respect of the International Business Employees.

2.7	Receivables
The provisions of Schedule 19 shall apply in relation to Receivables.

2.8	Transfer Obligations
On Completion, the Seller shall procure that the Relevant Sellers shall, and the Purchaser shall procure that the Relevant Purchasers shall, execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and the Group Businesses to the Relevant Purchasers.

2.9	VAT in relation to the sale of the Group Businesses

(a)
Subject to the remaining provisions of this Clause 2.9, all amounts expressed to be payable in respect of the transfer of any Group Business pursuant to any Local Transfer Document shall be exclusive of any VAT that is payable.

(b)
Each Relevant Seller and the Purchaser hereby acknowledges that they intend that each of the transfers of the Group Businesses under the Local Transfer Documents shall, so far as possible, be treated as a “transfer of a going concern” (“TOGC”) for VAT purposes (including, further, without limitation, in relation to the submission of any document to a Taxation Authority, and any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation in each case with respect to such transfer), except to the extent otherwise provided below in relation to the Opted Properties.

(c)
With a view to ensuring that each of the transfers under the Local Transfer Documents constitutes a TOGC for VAT purposes (except to the extent otherwise provided below in relation to the Opted Properties), the Purchaser:

(i)	warrants and undertakes:

(A)	that the assets comprising the Group Businesses (including, for the avoidance of doubt, the Business Intellectual Property, the International

Business Contracts and any other assets of the Group Businesses not owned by a Business Seller but assigned, novated or transferred to the relevant Business Purchasers) are to be used by the relevant Business Purchasers in carrying on the same kind of businesses as are carried on by the Relevant Sellers prior to Completion; and

(B)
that each relevant Business Purchaser is duly registered for VAT purposes or has applied or shall apply for VAT registration with an effective date on or before Completion (and where there is more than one relevant Business Purchaser in respect of a Group Business, they are or shall be registered under a single group registration);

(ii)
undertakes to the Seller that, before the Completion Date, the relevant Business Purchaser will assess whether to exercise an option to tax under Part 1 of Schedule 10 to the Value Added Tax Act 1994 (for the purposes of this Clause 2.9 an "option to tax") in relation to the properties at Levington Research Centre and 1 Woodend, Carnwarth, Lanarkshire (the “Opted Properties”) and not less than five (5) Business Days before the Completion Date either (as applicable) : (i) produce to the Seller's Lawyers a certified copy of the relevant notification to HMRC and acknowledgement of receipt of notification from HMRC, or (ii) notify the Seller that the relevant Business Purchaser has decided not to exercise such an option to tax;

(iii)	undertakes to the Seller that the relevant Business Purchaser shall not revoke any options to tax described in Clause 2.9(c)(ii) above; and

(iv)
undertakes to the Seller that, if the relevant Business Purchaser decides to exercise an option to tax in relation to an opted property, then the relevant Business Purchaser shall not less than five (5) Business Days before the Completion Date notify the Seller that article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 does not apply to the relevant Business Purchaser.

(d)
Notwithstanding Clauses 2.9(a), 2.9(b) and 2.9(d), if: (i) the transfer of any Group Business pursuant to any Local Transfer Document is treated by the Relevant Seller and the relevant Business Purchaser as a TOGC for VAT purposes, with the result that VAT is not charged on the transfer of the relevant Group Business, but any relevant Taxation Authority in the relevant jurisdiction subsequently determines that VAT is chargeable in respect of such transfer; or (ii) the relevant Business Purchaser decides not to exercise the option to tax in relation to an Opted Property, so that VAT is chargeable on the transfer of that Opted Property, and (in each case) the Relevant Seller (or any member of the Seller’s Group which is in the same VAT group as the Relevant Seller) is required to account for the VAT to the relevant Taxation Authority (and all reasonable avenues of appeal have been exhausted), then:

(i)	such VAT (and any interest and/or penalties thereon) shall be paid to the relevant Taxation Authority by the Relevant Seller (or another member of the Seller’s Group);

(ii)	Clause 2.9(e) shall apply to determine the basis of any liability of the relevant Business Purchaser to pay to the relevant Seller the amount of any such VAT;

(iii)	where the relevant transfer would have been a TOGC for VAT purposes but for a breach of a warranty or undertaking given by the Purchaser in Clause 2.9(c), the relevant Business Purchaser shall promptly reimburse the Relevant Seller with the amount of any such interest and/or penalties payable by the Relevant Seller or another member of the Seller’s Group to the relevant Taxation Authority as a result of such determination;

(iv)	the Relevant Seller shall deliver to the relevant Business Purchaser a valid VAT invoice in respect of that VAT; and

(v)	the relevant Business Purchaser shall use reasonable endeavours to recover or otherwise obtain credit for the amount of such VAT to the extent permitted by law.

(e)	Where this Clause 2.9(e) applies:

(i)
where the relevant transfer would have been a TOGC for VAT purposes but for a breach of a warranty or undertaking given by the Purchaser in Clause 2.9(c), the relevant Business Purchaser shall promptly pay to the Relevant Seller the amount of any VAT due on such transfer following receipt of an appropriate valid VAT invoice;

(ii)
where VAT is chargeable on the transfer of an Opted Property to the relevant Business Purchaser as a result of the relevant Business Purchaser deciding not to exercise the option to tax in relation to that Opted Property, the relevant Business Purchaser shall promptly pay to the Relevant Seller the amount of any VAT due on such transfer following receipt of an appropriate valid VAT invoice; and

(iii)
where neither Clause 2.9(e)(i) nor Clause 2.9(e)(ii) applies, if any relevant Business Purchaser recovers from a Taxation Authority any VAT paid or payable by a Relevant Seller or another member of the Seller’s Group pursuant to Clause 2.9(d) (or otherwise obtains credit for such VAT from a Taxation Authority), the Purchaser shall pay (or procure that a relevant Business Purchaser shall pay) to the Relevant Seller the amount of that VAT which is recovered (or for which credit is obtained) within five (5) Business Days of receipt of such amount or credit by a relevant Business Purchaser.

(f)
Notwithstanding Clauses 2.9(a), 2.9(b) and 2.9(c), if the transfer of any Group Business pursuant to any Local Transfer Document is treated by the Relevant Seller and the relevant Business Purchaser as a TOGC for VAT purposes, with the result that VAT is not charged on the transfer of the relevant Group Business, but any relevant Taxation Authority in the relevant jurisdiction subsequently determines that VAT is chargeable in respect of such transfer and the relevant Business Purchaser (or any member of the Purchaser’s Group which is in the same VAT group as the relevant Business Purchaser) is required to account for the VAT (or for any import VAT or acquisition VAT) to the relevant Taxation Authority (and all reasonable avenues of appeal have been exhausted), then:

(i)	such VAT shall be paid to the relevant Taxation Authority by the relevant Business Purchaser (or another member of the Purchaser’s Group);

(ii)
the Relevant Seller shall indemnify the relevant Business Purchaser on demand for any interest and/or penalties arising on such VAT (save where the relevant transfer would have been a TOGC for VAT purposes but for a breach of a warranty or undertaking given by the Purchaser in Clause 2.9(c)); and

(iii)	the Relevant Seller shall deliver to the relevant Business Purchaser a valid VAT invoice in respect of the supply or supplies giving rise to that VAT.

2.10	Relevant Purchasers
The Purchaser shall confirm to the Seller in writing the identities of the Relevant Purchasers (and whether each Relevant Purchaser shall be a Business Purchaser or Share Purchaser) no less than five (5) Business Days prior to the Completion Date.

2.11	Capital Allowances

(a)	The Seller undertakes to procure that each relevant Business Seller (at the Purchaser’s cost):

(i)	reasonably cooperates with the relevant Business Purchasers; and

(ii)	provides such information and assistance as the relevant Business Purchasers may reasonably request,

in each case to assist the relevant Business Purchasers in claiming capital allowances in respect of the assets comprising the Group Businesses and in giving effect to the CAA Elections (as defined in Clause 2.11(b) below).

(b)	The Seller and the Purchaser agree that, for the purposes of the Capital Allowances Act 2001, the parts of the Purchase Price attributable (respectively) to:

(i)
fixtures in the Properties situated in the United Kingdom expenditure on which is not "special rate expenditure" within section 104A of the Capital Allowances Act 2001 (Non-Integral Fixtures) shall be fair market value; and

(ii)
fixtures in the Properties situated in the United Kingdom expenditure on which is "special rate expenditure" within section 104A of the Capital Allowances Act 2001 (Special Rate Fixtures) shall be fair market value in each case subject to any maximum amount determined under applicable law, and with the fair market values of the assets in question being determined in accordance with the Appraisal (as defined in Schedule 14) (the Agreed Apportionments).

(c)
Each of the relevant Business Sellers and each of the relevant Business Purchasers shall, on Completion, enter into elections under section 198 of the Capital Allowances Act 2001, such elections specifying:

(i)	the aggregate amount fixed in respect of Non-Integral Fixtures; and

(ii)	the aggregate amount fixed in respect of Special Rate Fixtures, in each case in relation to the Properties situated in the United Kingdom, with such aggregate amounts corresponding to the respective Agreed Apportionments and apportioned between each relevant Business Purchaser and each relevant Business Seller in the same relevant proportions as the part of the Purchase Price attributable to the Group Businesses is allocated in accordance with the Purchase Price Allocation Agreement (the "CAA Elections") (with each party to retain a duly signed version of each relevant election at Completion).

(d)
The Seller shall procure that each of the relevant Business Sellers shall, and the Purchaser shall procure that each of the relevant Business Purchasers shall submit their respective CAA Elections to HM Revenue & Customs within the time limit prescribed by law and take all reasonable steps to procure that the respective Agreed Apportionments are accepted by HM Revenue & Customs.

3.	Conditions

3.1	Completion is conditional upon the satisfaction (or waiver by the Purchaser, as the case may be) of the following conditions (the “Conditions”):

(a)	Monsanto entering into the New Roundup Agreements which incorporate the terms of the Roundup Term Sheet in a manner acceptable to the Purchaser (acting reasonably);

(b)
Monsanto International S.A. consenting to the assignment of the Monsanto Supply Agreement, including the benefit of the relevant glyphosate indemnification, by Scotts France SAS to a Relevant Purchaser, in a form acceptable to the Purchaser (acting reasonably);

(c)
the receipt of consent in writing of each relevant landlord for the transfer or assignment of each of the International Business Leased Properties in the United Kingdom other than the Ipswich Office to a Relevant Purchaser or Group Company;

(d)
the receipt of consent in writing from the relevant landlord in respect of the change of control clause in the lease of premises at Berkshire Park New South Wales 61 St Marys Rd 2765 Australia in relation to the sale of the entire issued share capital in Scotts Australia Pty Ltd;

(e)
(i) evidence of the waiver by the relevant municipal authority of its pre-emption right in relation to the International Business Properties located in Bourth, France and Hautmont, France; or (ii) expiry of the two month period, commencing from the date of service of the relevant declaration of sale on the relevant municipal authority, in which the relevant municipal authority may exercise its pre-emption right in relation to the International Business Properties located in Bourth, France and Hautmont, France where the relevant municipal authority has not replied to the relevant declaration of sale and is therefore deemed to have waived its pre-emption right;

(f)
the receipt of consent in writing from Everris to (i) the assignment of the Everris Supply Agreements, and (ii) the sub-licensing of Intellectual Property licensed to the relevant member of the Seller’s Group under the Everris IP Licence Agreements on the terms of the Everris Sub-licences;

(g)	the German Federal Cartel Office (“FCO”) approving the Transaction. This Condition shall be deemed satisfied if:

(i)	the Purchaser has received a written notice from the FCO that the conditions for a prohibition according to Sec. 36 para. 1 German Act Against Restraints of Competition (“GWB”) are not met; or

(ii)	the FCO fails to notify the Purchaser within the one-month period under Sec. 40 para. 1 Clause 1 GWB that it has initiated a formal investigation of the Transaction under Sec. 40 para. 1 GWB;

(h)	the French Competition Authority (“Autorité de la Concurrence”) indicating that:

(i)	the notified transaction does not fall within the scope of French merger control rules (Articles L430-1 and L430-2 of the French Commercial Code (“FCC”)); or

(ii)
the Transaction is cleared pursuant to Article L430-5, III, second indent, of the FCC or deemed to have been cleared under Article L430-5, IV, of the FCC (“Phase I clearance”) and the French Minister of Economy has not used its power to request, within 5 days of the Phase I clearance, the opening of a formal investigation in relation to the notified transaction pursuant to Article L430-7-1, I, of the FCC; and

(i)
the Polish Competition Authority (“Prezes Urzędu Ochrony Konkurencji i Konsumentów” – “PCA”) approving the Transaction or, as the case may be, the statutory period for the PCA to issue a merger decision as provided in Article 96 of the Polish Act of 16 February 2007 on Competition and Consumer Protection (as amended) lapsing, or the PCA returning the merger notification or issuing a decision discontinuing the proceedings due to the fact that the Transaction does not give rise to a concentration falling within the scope of the Act on Competition and Consumer Protection (together with the Conditions in sub-clauses (g) and (h) above, the “Competition Conditions”).

3.2
In respect of sub-clauses 3.1(a) and 3.1(b), the Purchaser shall negotiate in good faith the terms of the New Roundup Agreements and the assignment of the Monsanto Supply Agreement (including the transfer of the benefit of the glyphosate indemnification).

3.3	The Seller shall use all reasonable endeavours to procure the fulfilment of:

(a)	the Conditions set out in sub-clauses 3.1(a), (b), (e) and (f) above; and

(b)	the Conditions set out in sub-clauses 3.1(c) and (d), in accordance with the provisions of Schedule 6.

3.4
The Purchaser shall (i) use all reasonable endeavours to procure that it satisfies its obligations in Schedule 6 in relation to the fulfilment of the Conditions set out in sub-clauses 3.1(c) and (d), and (ii) use its best endeavours to procure the fulfilment of the Competition Conditions.

3.5	The Purchaser shall:

(a)	submit any notifications, filings or submissions to the Regulatory Authorities as soon as possible following the date of this Agreement;

(b)
give the Seller the opportunity to participate in any call or meeting with the Regulatory Authorities (save to the extent that the Regulatory Authorities expressly request that the Seller should not attend the call or part of the call, or be present at the meeting or part of the meeting);

(c)
promptly inform the Seller of the content of any meeting, material conversation and any other material communication which takes place between the Purchaser (or its Agents) and the Regulatory Authorities in which the Seller did not participate and provide copies or, in the case of non-written material communications, a written summary, to the Seller;

(d)
procure that the Seller is given a reasonable opportunity to review and comment on drafts of all notifications, filings and submissions before they are submitted to the Regulatory Authorities and provide the Seller with final copies of all such notifications, filings and submissions (it being acknowledged that certain such drafts and/or documents may be shared on a confidential basis only with outside counsel) and take account of any reasonable comments; and

(e)	take all steps (including agreeing to any conditions, undertakings or divestments) required by any Regulatory Authority to satisfy the Competition Conditions, save that in relation to all disclosure under this Clause 3.5, business secrets and other confidential material may be redacted so long as the Purchaser acts reasonably in identifying such material for redaction.

3.6
The Seller shall co-operate with the Purchaser in providing the Purchaser with such assistance as is reasonably necessary and it is reasonably able to provide, and shall provide the Regulatory Authorities with such information as may reasonably be necessary and it is reasonably able to provide to ensure that:

(a)	any notifications, filings or submissions to the Regulatory Authorities are made in accordance with Clause 3.2 and 3.5(a) above;

(b)	any request for information from the Regulatory Authorities is fulfilled promptly and in any event in accordance with any relevant time limit; and

(c)
where practicable, the Seller provides copies of any proposed material communication with the Regulatory Authorities in relation to the transactions contemplated by this Agreement to the Purchaser and that (acting reasonably) the Seller takes due consideration of any reasonable comments that the Purchaser may have in relation to such proposed communication, save that in relation to all disclosure under this Clause 3.6, business secrets and other confidential material may be redacted so long as the Seller acts reasonably in identifying such material for redaction.

3.7	The Purchaser shall not, without the prior written consent of the Seller, withdraw any notification, filing or submission made to the Regulatory Authorities.

3.8
The Seller undertakes to notify the Purchaser in writing, and the Purchaser undertake to notify the Seller in writing, of anything which will or may prevent any of the Conditions from being satisfied on or before the Long Stop Date promptly after it comes to its attention.

3.9	Each Party undertakes to notify the other Parties as soon as possible on becoming aware that any Condition has been satisfied and in any event within two (2) Business Days of such satisfaction.

3.10	If any Condition is not fulfilled or waived on or before the Long Stop Date, this Agreement shall automatically terminate subject to, and on the basis set out in, Clause 13.5.

4.	Consideration

4.1	The aggregate consideration for the purchase of the Group under this Agreement and the Local Transfer Documents shall be:

(a)	an amount equal to:

(i)	EUR212,369,000 (the “Bid Value”);
plus

(ii)	the Group Companies’ Cash Balances and the Intra-Group Financing Receivables;
minus

(iii)	the Closing Debt and the Intra-Group Financing Payables;
plus or minus

(iv)	the Working Capital Adjustment,
(the “Purchase Price”); and

(b)
the payment in cash by the Purchaser to the Seller by way of additional consideration for the Group, of an amount equal to the Deferred Payment Amount (the “Deferred Payment”), to the extent due and payable pursuant to and in accordance with Schedule 15 (Deferred Payment).

4.2	Payment of the Purchase Price by the Purchaser (including on behalf of each Relevant Purchaser) to the Seller shall be made in accordance with Clauses 6 and 7 of this Agreement.

4.3
The Purchase Price shall be allocated in accordance with the Purchase Price Allocation Agreement. The Seller and the Purchaser, each acting reasonably and in good faith shall endeavour to agree such indicative allocation, and the form of the Purchase Price Allocation Agreement, between the Offer Letter Date and Completion.

4.4
Failing agreement between the Seller and the Purchaser on the indicative allocation of the Purchase Price and, accordingly, the form of the Purchase Price Allocation Agreement, the indicative allocation of the Purchase Price shall be determined by the Reporting Accountants, on the application of the Seller or the Purchaser, who shall allocate the Purchase Price in accordance with the principles set out in the form of the Purchase Price Allocation Agreement set out in Schedule 14. Paragraphs 3.2 to 3.10 of Part 1 of Schedule 7 shall apply mutatis mutandis to the engagement and determination of the Reporting Accountants pursuant to the Purchase Price Allocation Agreement.

5.	Pre-Completion Obligations

5.1	Subject to Clause 5.2, the Seller shall procure that (and shall procure that the Relevant Sellers shall procure that), from the date of this Agreement until Completion:

(a)	each member of the Group and each Business Seller carries on its business only in the ordinary and usual course, consistent with past practice;

(b)
other than in respect of Scotts Poland Sp.z.o.o., there is no declaration or payment of a dividend or other distribution (whether in cash, stock or in kind) made or paid on any of its issued share capital or membership interests nor any purchase or reduction of its paid-up share capital or membership interests by any member of the Group;

(c)
no share, loan capital or other security is created, allotted or issued or agreed to be created, allotted or issued by any member of the Group and that no option over, or any other rights in respect of, any share, loan capital or other security is granted;

(d)
all transactions between any Group Company or any Business Seller and any member of the Seller’s Group take place on arm’s length terms or substantially in a manner and on terms consistent with previous practice in the 12 month period prior to the Offer Letter Date;

(e)	no Group Company or Business Seller:

(i)	creates, amends or agrees to create or amend any Encumbrance over the shares of any member of the Group or the assets (excluding the Excluded Assets) of any member of the Group or any Business Seller;

(ii)	makes any alteration to its articles of association or any other document or agreement establishing, evidencing or relating to its constitution;

(iii)	enters into any agreement or arrangement or permits any action whereby another company becomes its subsidiary or subsidiary undertaking;

(iv)	enters into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;

(v)	acquires (whether by one transaction or by a series of transactions) the whole, or a substantial or material part of the business, undertaking, assets or securities of any other person;

(vi)	disposes of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking or any other of its assets;

(vii)	makes any material change to the nature or organisation of its business;

(viii)	makes any change to its accounting practices, policies or procedures other than as required by applicable law or regulation;

(ix)	discontinues or ceases to operate all or a material part of its business;

(x)
makes (or announces any intention to make) any material variation to the terms and conditions of employment of any employee earning EUR150,000 per annum or more, or which would apply to any general categories of employee;

(xi)
save for in respect of the UK Schemes, establishes any pension, retirement, death or disability, jubilee, old-age part-time, bridging or life assurance scheme, or any employees’ share scheme or employee trust or share ownership plan, share option or shadow share option scheme, or other profit sharing, bonus or incentive scheme in each case for the directors, employees or former directors or employees (or dependants thereof) of any Group Company or Business Seller, the variation of the terms or rules of any such new or any existing scheme, the appointment and removal of any trustee or manager of such a scheme or the allocation of options or other entitlements or the making of any payments under any such scheme;

(xii)	terminates the employment of any Key Worker, or employs any person who would reasonably be considered to be of a similar level of seniority to any Key Worker;

(xiii)
borrows (other than in the ordinary course of business and consistent with past practice and within limits subsisting at the date of this Agreement) any money or agrees to do so or enter into any foreign exchange contracts, interest rate swaps or other derivative instruments;

(xiv)	grants any loans or other financial facilities or assistance to, or enters into any guarantees or indemnities or provides other security for the benefit of, any person;

(xv)
grants any exclusive or sole licence of, or enters into, terminates or amends any material agreement relating to Intellectual Property other than in the ordinary course and consistent with past practice;

(xvi)	enters into any agreement which materially restricts its freedom to do business;

(xvii)	makes any political contribution or donation, or any charitable contribution or donation;

(xviii)
settles, or agrees to settle, any litigation where the settlement is likely to result in a payment to or by a member of the Group or Business Seller of EUR500,000 or more (except for collection in the ordinary course of business, consistent with past practice), of trade debts;

(xix)
takes any steps to wind up or dissolve any member of the Group or any Business Seller, obtain an administration order in respect of any member of the Group or any Business Seller, invite any person to appoint an administrative receiver or any other receiver or manager of the whole or any part of the business or assets of any member of the Group or any Business Seller or do anything similar or analogous to those steps in any other jurisdiction;

(xx)
enters into or makes itself liable for any capital commitment (whether by way of purchase, lease, hire purchase or otherwise but excluding any such commitments entered into in the ordinary course of the Group’s business consistent with past practice) for an amount in excess of EUR 500,000 or which, when aggregated with all such other commitments entered into by it and other members of the Group and the Business Sellers since the Offer Letter Date, results in the aggregate of all such commitments exceeding EUR 2,000,000;

(xxi)	makes any material claim, surrender or election, or takes any similar action, for the purposes of Tax;

(xxii)
enters into or terminates its membership of any group, consolidation, group payment or similar arrangement for the purposes of any Tax, or alters the terms of any such existing arrangement, except where expressly provided for under this Agreement or the Tax Deed;

(xxiii)
enters into any agreement to sell or dispose of any Property or International Business Property or acquire any other property or make any material alterations to any Property or International Business Property or agree any rent review in respect of any Leased Property or International Business Leased Property;

(xxiv)	agrees to do any of the actions referred to in subparagraphs (i) to (xxiii) above; or

(xxv)	does or agrees to do anything which, in the reasonable opinion of the Seller, is outside the ordinary course of business.

5.2	Clause 5.1 does not apply in respect of and shall not operate so as to restrict or prevent:

(a)
any matter reasonably undertaken in an emergency or disaster situation with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect of such situation on the Group (and of which the Purchaser will be promptly notified in writing);

(b)	any matter expressly permitted by, or necessary for performance of, this Agreement or any of the other Transaction Documents or necessary for Completion;

(c)	any matter undertaken at the written request or with the written consent of the Purchaser;

(d)	providing information to any Regulatory Authority in the ordinary course of business; or

(e)	any matter to the extent required by law.

5.3
As soon as reasonably practicable after the date of this Agreement the Seller shall provide the Purchaser with reasonable details of the Shared Contracts which it proposes should be Excluded Shared Supply Contracts and the Parties agree to negotiate in good faith to agree the Shared Contracts to which Schedule 9 Part 4 shall apply.

5.4
The Seller shall consult with the Purchaser following the date of this Agreement in relation to the potential renewal of the lease in relation to the Ipswich Office and shall consult with the Purchaser before taking any action, or omitting to take any action, which would cause such lease to expire before Completion.

5.5
The Seller shall provide the Purchaser with a copy of the form of the written notice that it intends to send to the counterparties of each International Business Contract in each jurisdiction in relation to the proposed assignment of such International Business Contract to the Purchaser or the Relevant Purchasers at least 10 Business Days prior to the sending of such written notice. The Seller shall take into account the reasonable comments of the Purchaser in relation to the form of such written notice and shall promptly provide the Purchaser with copies of any negative written responses received from the counterparties in relation to the proposed assignment of such contracts. The Seller shall consult with the Purchaser in relation to any notice received from a counterparty indicating that such counterparty has refused or may refuse to consent to the assignment or intends to terminate or materially amend the terms of such contract.

5.6
Promptly after the date of this Agreement the Parties shall cooperate, each acting reasonably and in good faith, to determine and add to the schedules to the Transitional Services Agreement prior to Completion the allocation of the Base Fixed Charge for each Relevant Service Category between each of the individual sub-categories for those Relevant Service Categories, such allocation to be calculated on the basis of the charges allocated for such service sub-categories in the twelve (12) months immediately prior to Completion. For the purposes of this Clause 5.6, (i) “Relevant Service Category” shall mean the IT Services and the R&D Services, and (ii) “Base Fixed Charge”, “IT Services” and “R&D Services” shall have the meaning given to them in the Transitional Services Agreement.

5.7
Between the date of this Agreement and the Completion Date, the Seller shall use its reasonable endeavours to provide the Purchaser with an updated list of Moveable Assets to the extent that the list in Schedule 16 is incomplete.

5.8
Between the date of this Agreement and the Completion Date, the Seller and the Purchaser shall use reasonable endeavours to procure that the relevant Business Seller and relevant Business Purchaser comply with paragraph 1.1.11 of Schedule 18 in relation to Stefan Eha.

5.9
Between the date of this Agreement and the Completion Date, the Parties shall use reasonable endeavours to procure the transfer of contractual arrangements in respect of: (a) the French Pension Schemes; and (b) the German Pension Schemes in so far as they relate to the Transferring Employees, provided always that such transfer is permitted: (i) by the relevant provider (if any); (ii) under the terms of such contracts or agreements; and (iii) under applicable laws.

5.10
The Seller shall, as soon as reasonably practicable after the date of this Agreement and in any event by the Completion Date, provide to the Purchaser full details of, and all relevant agreements and powers of attorney in respect of all relevant third party agents, consultants or distributors, which are currently engaged by any member of the Group in relation to the International Business Product Registrations.

5.11
Between the date of this Agreement and the Completion Date, the Parties will co-operate in good faith to try to procure that an agreement or arrangement equivalent to the relevant parts of the Everris IP Licence Agreements to which the Everris Sub-licences relate are entered into directly between the Sub-Licensee and Everris International B.V..

5.12
Between the date of this Agreement and the Completion Date, the Parties shall discuss a potential research and development collaboration between themselves pursuant to which the Parties would hold confidential discussions regarding the status of research and development projects which each Party, in its sole discretion, considers potentially to be of interest to the other Party for use in the Relevant Territory or the Excluded Territories as applicable. If the Parties are able to reach agreement on the form and structure of such collaboration, they shall enter into a separate agreement (in a form satisfactory to the Parties) to govern that collaboration.

6.	Completion

6.1
Completion shall take place on the Completion Date at the offices of the Purchaser’s or the Seller Lawyers, in each case taking into account applicable tax considerations, or at such other place as is agreed in writing by the Seller and Purchaser.

6.2
At Completion the Seller shall undertake those actions listed in Part 1of Schedule 2 (Completion Arrangements) and the Purchaser shall undertake those actions listed in Part 2 of Schedule 2 (Completion Arrangements). Payment of the Closing Amount to the Seller’s Designated Account shall discharge the obligations of the Purchaser (a) pursuant to Clause 6.4 and (b) to pay the Closing Amount, and the Purchaser shall not be concerned as to the application of the Closing Amount between the Relevant Sellers.

6.3
If: (i) the Seller breaches its obligations under Clause 6.2 and under paragraph 1, 2.3, 2.5, 3.2, 3.4, 3.5, 3.6 or 3.7 of Part 1 of Schedule 2 (Completion Arrangements); or (ii) the Purchaser breaches its obligations under Clause 6.2 and under paragraph 1, 2, 3 or 4 of Part 2 of Schedule 2 (Completion Arrangements) on the Completion Date, the Seller (in the case of a breach by the Purchaser) or the

Purchaser (in the case of a breach by the Seller) shall not be obliged to complete this Agreement and the Seller or, as the case may be, the Purchaser, may elect by notice in writing to the other to:

(a)	defer Completion (with the provisions of this Clause 6 applying to Completion as so deferred);

(b)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c)	treat this Agreement as terminated for breach of condition subject to, and on the basis set out in, Clause 13.5.

6.4	Immediately following Completion but on the Completion Date:

(a)
the Purchaser shall procure that each relevant Group Company repays to the relevant member of the Seller’s Group (other than another Group Company) the amount of any Estimated Intra-Group Financing Payables in respect of that Group Company, and shall acknowledge on behalf of each relevant Group Company the payment of the Estimated Intra-Group Financing Receivables in accordance with Clause 6.4(b); and

(b)
the Seller shall procure that each relevant member of the Seller’s Group (other than a Group Company) repays to the relevant Group Company the amount of any Estimated Intra-Group Financing Receivables in respect of that Group Company, and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the Estimated Intra-Group Financing Payables in accordance with Clause 6.4(a).

6.5	The repayments made pursuant to Clause 6.4 shall be adjusted in accordance with Clause 7.4 when the Closing Statement becomes final and binding in accordance with Clause 7.2(a).

6.6
The Parties agree that notwithstanding Clause 6.1, if any Local Transfer Document is required to be notarised, the relevant Parties shall execute such document on the Completion Date at a mutually convenient location where a notary with the required qualification will be present.

7.	Post-Completion Adjustments

7.1	Closing Statement
The Purchaser shall procure that within 60 days following Completion the Group Companies shall draw up a draft of the Closing Statement (the “Draft Closing Statement”) in accordance with Schedule 7 (Closing Statement).

7.2	Determination of Closing Statement

(a)	The Draft Closing Statement as agreed or determined pursuant to Part 1 of Schedule 7 (Closing Statement):

(i)	shall constitute the Closing Statement for the purposes of this Agreement; and

(ii)	shall be final and binding on the Seller and the Purchaser.

(b)	The Working Capital, the Group Companies’ Cash Balances, the Closing Debt, the Intra-Group Financing Receivables and the Intra-Group Financing Payables shall be extracted from the Closing Statement.

7.3	Adjustments to Purchase Price

(a)	Group Companies’ Cash Balances

(i)	If the Group Companies’ Cash Balances are less than the Estimated Cash, the Seller shall repay to the Purchaser by way of adjustment to the Purchase Price an amount equal to the deficiency; or

(ii)	if the Group Companies’ Cash Balances are greater than the Estimated Cash, the Purchaser shall pay to the Seller by way of adjustment to the Purchase Price an additional amount equal to the excess.

(b)	Intra-Group Financing Receivables

(i)
If the Intra-Group Financing Receivables are less than the Estimated Intra-Group Financing Receivables, the Seller shall repay to the Purchaser by way of adjustment to the Purchase Price an amount equal to the deficiency; or

(ii)
if the Intra-Group Financing Receivables are greater than the Estimated Intra-Group Financing Receivables, the Purchaser shall pay to the Seller by way of adjustment to the Purchase Price an additional amount equal to the excess, in each case in accordance with Clause 7.4.

(c)	Closing Debt

(i)	If the Closing Debt is greater than the Estimated Debt, the Seller shall repay to the Purchaser by way of adjustment to the Purchase Price an amount equal to the excess; or

(ii)	if the Closing Debt is less than the Estimated Debt, the Purchaser shall pay to the Seller by way of adjustment to the Purchase Price an additional amount equal to the deficiency.

(d)	Intra-Group Financing Payables

(i)	If the Intra-Group Financing Payables are greater than the Estimated Intra-Group Financing Payables, the Seller shall repay to the Purchaser an amount equal to the excess; or

(ii)	if the Intra-Group Financing Payables are less than the Estimated Intra-Group Financing Payables, the Purchaser shall pay to the Seller an additional amount equal to the deficiency, in each case in accordance with Clause 7.4.

(e)	Working Capital

(i)	If the Working Capital is less than the Estimated Working Capital, the Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	if the Working Capital exceeds the Estimated Working Capital, the Purchaser shall pay to the Seller an additional amount equal to the excess.

(f)	Adjustment Amount

The net amount to be paid by (i) the Seller to the Purchaser, or (ii) the Purchaser to the Seller (as applicable) as a result of the calculations in Clauses 7.3(a) to 7.3(e) shall be the “Adjustment Amount” and shall be paid in euros. The Parties agree that the Adjustment Amount may be settled by one (1) payment reflecting the net aggregate position rather than individual payments for the constituent parts. Insofar as any identifiable part of any payment made in respect of the Adjustment Amount relates to any Relevant Territory, that part of that payment shall (in each case so far as possible) adjust that part of the Purchase Price allocated to the relevant Relevant Territory under the Purchase Price Allocation Agreement on a basis agreed between the Seller and the Purchaser (each acting reasonably and in good faith).

7.4	Adjustments to Repayment of Intra-Group Financing Payables and Intra-Group Financing Receivables
Following agreement or determination of the Closing Statement pursuant to Clause 7.2 and Part 1 of Schedule 7, if the amount of any Intra-Group Financing Payable and/or any Intra-Group Financing Receivable contained in the Closing Statement is greater or less than the amount of the corresponding Estimated Intra-Group Financing Payable or Estimated Intra-Group Financing Receivable, then the Seller and the Purchaser shall procure that such adjustments to the repayments pursuant to Clause 6.4 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Financing Payable and each Intra-Group Financing Receivable has been repaid by each relevant Group Company to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant Group Company, as the case may be.

7.5	The Seller shall procure that the Intra-Group Financing Receivables owed by a member of the Seller’s Group to a Group Company will be less than EUR2,000,000.

7.6	Date and effect of payment

(a)	Any payment pursuant to Clause 7.3 or 7.4 shall be made on or before the Final Payment Date.

(b)	Where any payment is required to be made pursuant to Clause 7.3, the Purchase Price shall be reduced or increased accordingly.

8.	Assumed and Excluded Liabilities

8.1	With effect from Completion, the Purchaser shall indemnify and keep indemnified the Business Sellers against:

(a)	all Assumed Liabilities;

(b)
any Losses which the Business Sellers and/or any other member of the Seller’s Group (other than the Group Companies) may suffer by reason of the Business Sellers taking any reasonable action to avoid, resist or defend against, or otherwise in connection with or arising from, any Assumed Liabilities; and

(c)
any Losses which the Business Sellers and/or any other member of the Seller’s Group (other than the Group Companies) may suffer where such Business Sellers and/or other member of the Seller’s Group are held liable for Losses incurred or attributable to the EEIG Interests, in each case arising and relating to the period after Completion.

8.2	With effect from Completion, the Seller shall indemnify and keep indemnified the Purchaser and the Business Purchasers against:

(a)	all Excluded Liabilities; and

(b)
any Losses which the Business Purchasers and/or any other member of the Purchaser’s Group may suffer by reason of the Business Purchasers taking any reasonable action to avoid, resist or defend against, or otherwise in connection with or arising from, any Excluded Liability or any Excluded Asset.

9.	Seller’s Warranties and Undertakings

9.1
The Seller warrants to the Purchaser, each Share Purchaser and each Business Purchaser that: (i) except as Disclosed, each of the Business Warranties was true and accurate as at the Offer Letter Date; (ii) each of the Fundamental Warranties was true and accurate as at the Offer Letter Date; (iii) each of the Fundamental Warranties will at Completion be true and accurate; (iv) the warranty in paragraph 7.5 of Schedule 3 will at Completion be true and accurate; and (v) except as fairly disclosed in writing to the Purchaser at least three (3) Business Days prior to Completion, the Relevant Contracts Warranty will as at three (3) Business Days prior to Completion be true and accurate. The Warranties are given subject to Clause 10 and Schedule 4 (Seller’s Limitations on Liability) below.

9.2
The Seller agrees with the Purchaser, each Share Purchaser, each Business Purchaser, and each Employee to waive any rights or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by such Employee in connection with the giving of the Warranties and the preparation of the Disclosure Letter. The provisions of this subparagraph: (a) may with the prior written consent of the Purchaser be enforced by any Employee against the Seller under the Contracts (Rights of Third Parties) Act 1999; and (b) may be varied or terminated by agreement between the Seller and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this subparagraph) without the consent of any such Employee.

9.3
Any Warranties that are qualified by the knowledge, belief or awareness of the Seller shall mean the actual (but not constructive or imputed) knowledge, belief or awareness of the Seller having made due and careful enquiry of Emilie Chevalier, Gunter DePaepe, Stefan Eha, Sheila Hill, Wieslaw Wielgat, Laurent Martel, Andrew Martin, Deepak Pandya, Guillaume Roth and Sonia Van Steenberghe.

9.4	The Seller hereby:

(a)
agrees that it shall procure that by not later than immediately prior to Completion each member of the Group shall be unconditionally and irrevocably released in full from their respective obligations under any guarantee, security interest, indemnity, support letter or other contingent obligation, including without limitation the grant of collateral, given or undertaken by a member of the Group in relation to or arising out of any obligations or liabilities of any member of the Seller’s Group (the “Group Commitments”);

(b)
undertakes to indemnify and hold the Purchaser and each other member of the Group harmless from and against all Losses suffered or incurred by it after Completion in relation to or arising out of the Group Commitments;

(c)
undertakes to procure that Scotts Gardening Fertilizer (Wuhan) Co., Ltd. is transferred by Scotts Australia Pty. Limited to a member of the Seller’s Group prior to Completion (the “China Share Sale Agreement”);

(d)
undertakes to indemnify in full and hold the Purchaser and Scotts Australia harmless from and against all Losses suffered or incurred by them after Completion in relation to or arising from any Liabilities arising from the China Share Sale Agreement;

(e)	agrees to procure, at its own cost, that each Business Seller shall change its name with effect from Completion;

(f)
undertakes to indemnify in full and hold harmless on an after taxation basis, and keep indemnified, the Purchaser from and against any and all Liabilities and Losses arising as a result of any compensation payment which a Relevant Seller agrees to make to any member of the UK Schemes in connection with the members of the UK Schemes losing their final salary link;

(g)
undertakes to indemnify and hold the Purchaser and each other member of the Group harmless from and against all Losses suffered or incurred by it after Completion relating to: (a) tax or social security in respect of any incentive payments made prior to Completion by Scotts France SAS to the extent that such payments contravene applicable law; (b) the “Ross” litigation, as disclosed in document 8.1.1 and sub-folder 8.1.4 in the Data Room; and (c) the circumstances and claims referred to in the Disclosure Letter in the specific disclosures against the warranty in paragraph 5 of Schedule 3 underneath the sub-headings ‘Scotts Austria’ and ‘European Group’; and

(h)
undertakes to indemnify the Purchaser for any transaction costs, transaction bonuses and retention bonuses related to the sale of the Group (gross of any tax and social security liabilities) that a Group Company or a Business Seller agreed to pay prior to Completion and payable by a Group Company or a Relevant Purchaser after Completion.

9.5
The liability of the Seller in respect of Clause 9.4(g) shall not arise until the amount of any such claim would when substantiated exceed EUR 75,000 (in which case the Seller shall be liable for the whole amount and not just the excess).

9.6
The Purchaser shall (and shall procure that each other Relevant Purchaser shall) use all reasonable endeavours to apply to and obtain from the relevant regulatory authorities the necessary product registration in respect of the Acetic Acid Stock (as defined in the Disclosure Letter).

9.7
Subject to applicable law regarding the information and consultation of the International Business Employees and their staff representatives, the Seller undertakes that it shall at the Purchaser’s expense, and shall procure that the Group Companies shall, prior to the Completion Date, provide the Purchaser and its representatives with: (i) such assistance as they may reasonably request in connection with the Purchaser’s debt financing agreements for the purposes of the Transaction; and (ii) such: (a) access to (A) the Senior Managers and other Workers (whose identity or role within the Business shall be determined by the Purchaser, subject to a maximum of ten (10) Workers), and (B) Workers with knowledge of the IT Systems; and (b) information regarding the businesses and affairs of the Group, in each case as the Purchaser may reasonably require to prepare for the integration of the Group with the Purchaser, including, but not limited to, (A) meeting with the Senior Managers for two Business Days per each calendar month to plan such integration and (B) access to financial information regarding the performance of the Group. Nothing in this Clause 9.7 shall entitle the

Purchaser to require any Relevant Seller, Group Company or Senior Manager to take any action that would amount to the actual integration of the Group with the Purchaser prior to Completion.

9.8
With regards to any objection (opposition) filed pursuant to Articles L. 141-14 to L. 141-17 of the French Commercial Code by a creditor of the Relevant Seller’s Group Business in France against the payment of the purchase price to be paid for the Group Business in France, the Seller undertakes to: (i) subject to Clause 8.1(a), indemnify and hold the Purchaser and the Relevant Purchasers harmless from and against all Losses suffered or incurred by them after Completion arising from the filing of such objection; and (ii) procure that any third party that attempts to exercise rights against the Purchaser or a Relevant Purchaser pursuant to Articles L. 141-14 to L. 141-17 of the French Commercial Code shall revoke any objection to the acquisition of a Group Business by the Purchaser or a Relevant Purchaser. Without prejudice to the foregoing, each Party shall co-operate with the other in connection with such release process, including by providing any relevant information in its possession and making any filing, submission or declaration as reasonably necessary under applicable laws.

9.9
The Seller undertakes to the Purchaser that it shall, and shall procure that each member of the Seller’s Group will, preserve for a period of at least seven (7) years from Completion all books, records and documents of or relating to each Business Seller at Completion (together the “Business Seller Books and Records”). The Seller shall during such period, subject to the Purchaser giving such undertakings as to confidentiality as the Seller may reasonably require, upon being given reasonable notice (and in any event within five (5) Business Days of written notice being given to the Seller by the Purchaser), permit the Purchaser and its Agents to inspect and to make copies of any Business Seller Books and Records, but only to the extent necessary for the purpose of satisfying applicable laws, regulations or the published practice of a Taxation Authority.

9.10
In the event that any proceeding, enquiry or investigation of any judicial or regulatory authority or Taxation Authority is pending at the time of expiry of the period of seven (7) years from Completion, or if at such time the Purchaser is in the process of using any Business Seller Books and Records in connection with satisfying applicable laws, regulations or the published practice of a Taxation Authority, the Purchaser shall be entitled to continuing access to the Business Seller Books and Records on the same terms as provided in Clause 9.9 for a further period until completion of the relevant enquiry, investigation or other event.

9.11
The Seller shall and shall procure that Scotts France Holdings SARL and Scotts France SAS indemnify in full and hold the Purchaser and any Relevant Purchaser harmless, on a net after Taxation basis, from and against any Liabilities or Losses consisting of any income tax or apprenticeship tax and related reasonable costs that may be suffered or incurred by the Purchaser or any Relevant Purchaser in relation to any liability of the said Purchaser or any Relevant Purchaser under article 1684 of the French tax code in relation to any transaction occurring under or pursuant to this Agreement, and within ten (10) Business Days of receipt of a notice sent by the Purchaser to the Seller in this respect together with a copy of the relevant tax collection notice issued by the French tax administration (or any equivalent document).

10.	Seller’s Limitations on Liability
The liability of the Seller in respect of Claims shall be limited as provided in Schedule 4 (Seller’s Limitations on Liability).

11.	Purchaser’s Warranties and Undertakings

11.1	The Purchaser warrants to the Seller that each of the Purchaser’s Warranties was true and accurate as at the Offer Letter Date and will at Completion be true and accurate.

11.2	The Purchaser and the Relevant Purchasers shall, each at its own cost:

(a)	with effect from Completion, be entitled to adopt the current corporate name of each Business Seller for the relevant Business Purchaser purchasing the respective Group Business; and

(b)
procure that the name of any Group Company and any Business Purchaser which incorporates the word “Scotts” is changed to a name which does not include that word or any name which, in the reasonable opinion of the Seller, is capable of being confused with “Scotts”, in each case within:

(i)
twenty four (24) months after Completion or thirty (30) months after Completion if the Purchaser provides evidence to the Seller that complying with this Clause 11.2(b)(i) may affect the ability of the Group to rely on any Licences necessary to sell its Products in compliance with applicable law; or

(ii)
a reasonable period of time following the termination of the licence to use the “Scotts” mark that is to be granted in the Trade Mark Licence, if that licence is terminated before the expiry of the period referred to in Clause 11.2(b)(i) in accordance with the terms of the Trade Mark Licence,

(the “Applicable Name Change Period”).

11.3	It is agreed and acknowledged that:

(a)
for a period of 12 months following the expiry of the Applicable Name Change Period the Purchaser shall have the right to sell any remaining Products in the Purchaser’s inventory bearing labels or packaging which incorporates the word “Scotts”; and

(b)
nothing in Clause 11.2(b) shall require the Purchaser, any Group Company or Business Purchaser to recall any Products which have already been sold or shipped to customers or distributors in order to change the packaging or labelling on such Products so that they omit the word “Scotts”.

11.4
The Purchaser undertakes to the Seller that it shall, and shall procure that each member of the Purchaser’s Group will, preserve for a period of at least seven (7) years from Completion all books, records and documents of or relating to each Group Company existing at Completion (together the “Books and Records”). The Purchaser shall during such period, subject to the Seller giving such undertakings as to confidentiality as the Purchaser may reasonably require, upon being given reasonable notice (and in any event within five (5) Business Days of written notice being given to the Purchaser by the Seller), permit the Seller and its Agents to inspect and to make copies of any Books and Records, but only to the extent relating to the period before Completion and to the extent necessary for the purpose of satisfying applicable laws, regulations or the published practice of a Taxation Authority.

11.5
In the event that any proceeding, enquiry or investigation of any judicial or regulatory authority or Taxation Authority is pending at the time of expiry of the period of seven (7) years from Completion, or if at such time the Seller is in the process of using any Books and Records in connection with satisfying applicable laws, regulations or the published practice of a Taxation Authority, the Seller shall be entitled to continuing access to the Books and Records on the same terms as provided in Clause 11.4 for a further period until completion of the relevant enquiry, investigation or other event.

11.6
If Completion does not take place, the Purchaser undertakes to the Seller that it shall, at the Purchaser’s election, destroy or forthwith hand over, or procure the destruction or handing over of, all books, records, documents and papers of or relating to the Seller’s Group which shall have been made available to it and all copies or other records derived from such materials (“Seller’s Group Information”) and that it shall remove any information derived from such materials or otherwise concerning the subject matter of this Agreement (“Secondary Information”) from any computer, word processor or other device containing information, provided that (i) the Purchaser shall only be required to use commercially reasonable efforts to return or destroy any Seller’s Group Information or Secondary Information stored electronically, and the Purchaser shall not be required to return or destroy any electronic copy of Seller’s Group Information or Secondary Information created pursuant to its electronic backup and archival procedures; and (ii) the Purchaser may retain any Seller’s Group Information or Secondary Information to the extent required to comply with applicable law or regulation or rule, requirement or official request of any regulatory or governmental authority or stock exchange or judicial, supervisory, banking or taxation authority or established document retention policies and practices, or to demonstrate compliance with such requirements.

11.7	The Purchaser hereby:

(a)
agrees that it shall use its best endeavours to procure that immediately following Completion the Seller and each other member of the Seller’s Group shall be unconditionally and irrevocably released in full from their respective obligations under any guarantee, security interest, indemnity, support letter or other contingent obligation, including without limitation the grant of collateral, given or undertaken by the Seller or a member of the Seller’s Group in relation to or arising out of any obligations or liabilities of any Group Company, in each case to the extent that any such guarantee, security interest, indemnity, support letter or other contingent obligation is listed in Schedule 16 (the “Seller Commitments”) and to the extent outstanding immediately prior to Completion; and

(b)
undertakes to indemnify and hold the Seller and each other member of the Seller’s Group harmless from and against all Losses suffered or incurred by it after Completion in relation to or arising out of the Seller Commitments (but only to the extent relating to the period after Completion).

11.8
The Purchaser undertakes to the Seller that it will not, without the prior written consent of the Seller amend the Purchaser Debt Finance Agreement in a manner which would be materially prejudicial to the interests of the Seller under this Agreement; provided that, for the avoidance of doubt, the Purchaser Debt Finance Agreement may be amended to add purchasers, lenders, lead arrangers, book-runners, syndication agents or similar entities. The Purchaser shall use all reasonable endeavours to obtain and consummate the Purchaser Debt Finance at Completion.

12.	Restrictions on Seller

12.1	Except as provided in Clause 12.2, the Seller shall not and shall procure that no other member of the Seller’s Group shall, without the prior written consent of the Purchaser:

(a)
neither pending nor within three (3) years following the Completion Date carry on or be directly or indirectly engaged in the Business (or directly or indirectly interested in any entity engaged in the Business), in each case in any Relevant Territory in which the Group operates as at the Completion Date or at any time during the twelve (12) months immediately preceding the Completion Date; or

(b)
neither pending nor within three (3) years following the Completion Date grant any third party a licence permitting that third party to use any Licensed Retained Intellectual Property in relation to the Business in any Relevant Territory in which the Group operates as at the Completion Date or at any time during the twelve (12) months immediately preceding the Completion Date; or

(c)	neither pending nor within three (3) years following the Completion Date:

(i)
solicit any employee or consultant who is a director or senior manager or who has a salary of more than EUR 150,000 per annum, in each case in relation to (i) any Group Company; or (ii) any Group Business; or

(ii)
solicit, induce or attempt to induce any customer, supplier or retailer of any member of the Group to cease to deal, or to restrict or vary their terms of dealing, with that member of the Group or a Relevant Purchaser.

12.2	Nothing in this Clause 12 shall prevent or restrict any member of the Seller’s Group from:

(a)
acquiring any company or business (the “Acquired Entity”) in any part of the world which competes with the Business in the Relevant Territory where the turnover generated by the competing part of the Acquired Entity during the most recently ended accounting period does not exceed fifteen per cent. (15%) of the aggregate turnover of the Acquired Entity during that accounting period;

(b)
any general advertisement to the public of employment by any member of the Seller’s Group to which any person referred to in Clause 12.1(c)(i) responds, provided that such advertisement is not specifically targeted at the Group nor any member of the Group nor any employee or consultant of any such member at the Completion Date;

(c)
carrying on or developing its present business(es) (other than in respect of the Group and other than the Business in any Relevant Territory) including, for the avoidance of doubt, any business relating to the manufacturing, distributing or development of Hydroponic Products; or

(d)
trading with any of its existing customers or clients or any future customers or clients provided it does not do so in respect of the Business in any Relevant Territory or in competition with any Group Company or any Relevant Purchaser.

13.	No Right to Rescind or Terminate

13.1
Save for termination pursuant to Clause 3.10, the Parties’ express right to terminate in Clause 6.3(c) and the Purchaser’s right to terminate pursuant to Clause 13.2 and Clause 13.4, the Purchaser shall not be entitled to rescind or terminate this Agreement, whether before or after Completion, and the Purchaser waives all and any rights of rescission which it may have in respect of any matter to the full extent permitted by law, other than such rights in respect of fraud. Without prejudice to the generality of the foregoing, the Purchaser agrees that the remedy of rescission is excluded in relation to all matters and shall not be available, save in respect of fraud.

13.2
If Completion does not occur on or before the date that is four months from the Offer Letter Date and anything occurs after the Offer Letter Date which has or is reasonably likely to have a Material Adverse Effect within six months after the occurrence of such event, the Purchaser may elect to terminate this Agreement with immediate effect by giving notice in writing to the Seller.

13.3
For the purposes of Clause 13.2, “Material Adverse Effect” means any change, event, occurrence or effect (“Effects”) that, individually or in the aggregate, would have a material adverse effect on the business, results of operations or financial condition of the Group, taken as a whole, provided, however, that, none of the following Effects shall be taken into account in determining whether a Material Adverse Effect has occurred: (A) changes or proposed changes in applicable law or accounting standards, (B) changes in general economic or political conditions in any country or region in which the Group operates, (C) changes or proposed changes (including changes of applicable law or interpretations thereof) or conditions generally affecting the industry in which the Group operates, (D) any action taken (or omitted to be taken) at the request of the Purchaser or resulting from a breach of this Agreement or violation of applicable law by the Purchaser, (E) any action taken by the Group that is required or expressly contemplated or permitted by this Agreement, including any actions required under this Agreement to obtain any approval or authorization under applicable antitrust laws, and (F) any Effects resulting from or arising out of the execution and performance of this Agreement or the announcement or pendency of the Transaction or the identity of or any facts or circumstances relating to the Purchaser, including the impact of any of the foregoing on the relationships, contractual or otherwise with employees, any Authority or any other persons.

13.4
If, prior to Completion: (a) one or more suppliers under one or more Relevant International Business Contracts notifies a Group Company or a member of the Seller’s Group that: (i) it refuses to consent to the assignment of such contract; or (ii) it intends to terminate such supplies, materially reduce its supplies or materially amend the terms of such contract; and (b) the aggregate effect of such refusal(s), termination(s) and/or amendment(s) has or is reasonably likely to have (within 6 months after Completion) a material adverse effect on the business, results of operations or financial condition of the Group, taken as a whole, then the Purchaser may elect to terminate this Agreement with immediate effect by giving notice in writing to the Seller.

13.5	If this Agreement is terminated by a Party in accordance with:

(a)	Clause 3.10; or

(b)	Clause 6.3(c); or

(c)	Clause 13.4; or

(d)	Clause 13.2,
the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches (but excluding any right of the Purchaser to claim damages for breach of Warranty or of the Seller’s obligations under Clause 5) and under the Continuing Provisions.

14.	Insurance

14.1
The Seller shall and shall procure that each Group Company and each member of the Seller’s Group shall continue in force all pre-existing insurance cover in respect of the Group maintained by them up to and including the Completion Date.

14.2	Subject to Clauses 14.3 to 14.5, the Seller shall be entitled to arrange for any insurance cover provided by the Seller’s Group in relation to the Group to cease upon Completion.

14.3
The Seller shall not (and shall procure that no member of the Seller’s Group shall) terminate or agree to terminate any cover under the Global Marine Policy, any Occurrence Basis Policies or any Claims Made Policies in respect of which a Permitted Claim has been or may be made, or take (or omit to take) any other action which could reasonably be expected to adversely affect the rights of any member of the Group to effect recovery of Permitted Claims.

14.4
Without prejudice to paragraphs 12 and 24 of Schedule 3, promptly following Completion, the Seller shall (and shall procure that each member of the Seller’s Group shall) provide the Purchaser and its representatives with copies of the Global Marine Policy, and/or any Occurrence Basis Policies and/or Claims Made Policies under which a claim in respect of a Permitted Claim has been notified or in respect of which a Permitted Claim may be notified, and, in either case, which has not been paid.

14.5
The Seller shall ensure that, following Completion, each member of the Seller’s Group shall take such steps as may reasonably be requested by the Purchaser having regard to the Seller’s role as policyholder under the relevant policy to enable the Purchaser or the relevant member of the Group to pursue any Permitted Claim which is pending or outstanding at Completion, or to make and pursue any other Permitted Claim.

14.6
The obligations of the Seller under Clause 14.3 shall include assisting as necessary any member of the Group or any other member of the Purchaser’s Group in pursuing any Permitted Claim. The Seller shall pay to the Purchaser any proceeds actually received by a member of the Seller’s Group from an insurer in respect of Permitted Claims, less, if applicable:

(a)	any tax thereon;

(b)	any reasonable costs of recovery, including legal and other fees and expenses; and

(c)	any costs (including tax) of passing on the relevant amounts to the Purchaser’s Group, within five (5) Business Days of their receipt.

15.	Business Information

15.1
Subject to Clauses 9.9 and 9.10, to the extent that any information reasonably required for the Business is not in the possession of the Purchaser but remains held by the Seller’s Group, for a period of seven (7) years following the Completion Date the Seller shall use its reasonable endeavours to procure that, subject to the Purchaser giving such undertakings as to confidentiality as the Seller may reasonably require, copies of such information are provided to the Purchaser as soon as reasonably practicable following a written request for such information by the Purchaser.

15.2	The Purchaser shall indemnify and hold the Seller harmless from and against all Losses suffered or incurred by it in complying with its obligations under this Clause 15.

16.	Intellectual Property and Product Registrations

16.1
The provisions of Schedule 10 (Intellectual Property and Product Registrations) shall apply in respect of the International Business Intellectual Property and the International Business Product Registrations.

16.2
The Purchaser grants, or shall procure that the relevant member of the Group shall grant, with effect from Completion, to the Seller or a member of the Seller’s Group designated by the Seller a non-exclusive, royalty-free, perpetual and irrevocable and sub-licensable licence to use the Licensed International Intellectual Property, solely for the purposes of: (a) research and development; (b) manufacturing in the Relevant Territory products or their component parts which are protected by the Licensed International Intellectual Property for export outside the Relevant Territory; and (c) exporting the products referred to in (b) from the Relevant Territory.

16.3
The Seller grants, and shall procure that each relevant member of the Seller’s Group shall grant, with effect from Completion, to the Purchaser or a member of the Purchaser’s Group designated by the Purchaser a non-exclusive, royalty-free, perpetual and irrevocable (except in respect of any Intellectual Property that relates to the same technology as is covered by the Licensed Retained Intellectual Property, which licence shall terminate on termination of the IP Licence in accordance with its terms) and sub-licensable licence to use the America Business Intellectual Property, solely for the purposes of: (a) research and development in connection with the International Business Products in any of the Purchaser Manufacturing Territories; (b) manufacturing the International Business Products, or their component parts which are protected by the America Business Intellectual Property, in any of the Purchaser Manufacturing Territories for export outside the Excluded Territories; and (c) exporting to countries in the Relevant Territory the International Business Products referred to in (b) from the Purchaser Manufacturing Territory where such International Business Products or their component parts were manufactured.

16.4	The Intra-Group IP Licences will terminate with effect from Completion.

16.5
The Purchaser grants, and shall procure that each relevant member of the Purchaser Group shall grant, with effect from Completion to the Seller or a member of the Seller’s Group designated by the Seller, a royalty-free, perpetual and irrevocable, sub-licensable and freely transferable licence to use and develop the New Project IP in the Excluded Territories. This licence shall be exclusive, save that the Purchaser may use, or license the use of, the New Project IP in the Excluded Territories solely for the purposes of: (a) research and development in connection with the products of the Business; (b) manufacturing the products of the Business, or their component parts for export outside the Excluded Territories; and (c) exporting to countries in the Relevant Territory the products and component parts referred to in (b) from the Excluded Territory where such products and component parts were manufactured.

16.6
The Purchaser shall, or shall procure that the relevant member of the Purchaser’s Group shall provide the Seller with copies of any formulations, data, results and other materials arising out of the New Projects in the nine (9) month period immediately following Completion, as soon as reasonably practicable following their creation.

17.	Misallocated Assets

17.1
If, within two (2) years after Completion, any property, right or asset which was not predominantly (in the case of any property, right or asset excluding Intellectual Property) or exclusively (in the case of any property, right or asset including Intellectual Property) used by or relating to, or forming part of, the Business before Completion is found to have been transferred to the Purchaser or a Relevant Purchaser or a Group Company, the Purchaser shall transfer, or procure that the relevant Group Company or Relevant Purchaser shall transfer, and the Seller shall accept, at no cost and free from any Encumbrance created by the Purchaser’s Group after Completion, such property, right or asset as soon as practicable to the transferor or another member of the Seller’s Group nominated by the

Seller, and pending such transfer shall hold any such property, right or asset (including any benefit attributed to or derived from it) on trust on behalf of and for the benefit of the relevant member of the Seller’s Group absolutely until the time that such transfer becomes effective.

17.2
If, within three (3) years after Completion, any property, right or asset which was predominantly (in the case of any property, right or asset excluding Intellectual Property) or exclusively (in the case of any property, right or asset including Intellectual Property) used by, or forming part of, the Business before Completion is found to have been retained by the Seller’s Group (whether directly or indirectly), the Seller shall transfer, or procure that the relevant member of the Seller’s Group shall transfer, at no cost and free from any Encumbrance, such property, right or asset as soon as practicable to the Purchaser or such other Group Company or Relevant Purchaser, as may be nominated by the Purchaser, and pending such transfer shall hold any such property, right or asset (including any benefit attributed to or derived from it) on trust on behalf of and for the benefit of the Purchaser or relevant Group Company or Relevant Purchaser absolutely until the time that such transfer becomes effective.

17.3
If a member of either the Seller’s Group or the Purchaser’s Group discovers within three (3) years after Completion that a member of the Purchaser’s Group owns (including in accordance with Clause 17.2) any Retained Intellectual Property, the Purchaser shall, as soon as practicable after receipt of a notice to that effect containing details of the Retained Intellectual Property concerned, procure the assignment of such Retained Intellectual Property by such other relevant member of the Purchaser’s Group to a member of the Seller’s Group designated by the Seller.

17.4	For the avoidance of doubt, any Tax cost arising in connection with any transfer or assignment made pursuant to any of Clauses 17.1 to 17.3 above shall be borne solely by the Seller.

18.	Confidentiality

18.1
Save as expressly provided in Clause18.3, the Seller shall, and shall procure that each member of the Seller’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Purchaser’s Group as a result of negotiating or entering into the Transaction Documents and, with effect from Completion, all information it possesses relating to each Group Company and each Group Business, and shall not disclose or use any such information.

18.2
Save as expressly provided in Clauses 18.3 and 18.4, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential: (a) the provisions of the Transaction Documents and all information it has received or obtained about the Seller’s Group as a result of negotiating or entering into the Transaction Documents; and (b) at all times prior to Completion, all information it possesses relating to each Group Company and each Group Business, and shall not disclose or use any such information.

18.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it is disclosed:

(a)
to Agents of that Party or of other members of the Relevant Party’s Group, in each case providing this is reasonably required in connection with the transactions contemplated by the Transaction Documents (and provided that such persons are required to treat that information as confidential); or

(b)	is required by law or any securities exchange, regulatory or governmental body or Taxation Authority; or

(c)	was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or

(d)	is in the public domain at the Offer Letter Date or comes into the public domain other than as a result of a breach by a Party of this Clause 18.3, provided that, to the extent lawful and reasonably practicable, prior written notice of any confidential information to be disclosed pursuant to Clause 18.3(b) shall be given to the other Parties and their reasonable comments taken into account.

18.4	The Purchaser may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it is disclosed to:

(a)
any fund managed or advised by (or to be managed or advised by) Exponent Private Equity LLP (the “Exponent Funds”), any investor or potential investor in any Exponent Funds, together with their Agents and any adviser to the Exponent Funds;

(b)
any provider of finance or potential provider of finance to the Purchaser’s Group or to a security trustee or agent acting on behalf of one or several banks or other financial institutions which have entered into, or may enter into, any financing agreements with any member of the Purchaser’s Group or to any of the Agents of the foregoing; or

(c)	to a potential purchaser of all or part of the Group and its Agents, provided that such potential purchaser has entered into an undertaking of confidentiality on customary terms.

18.5
The confidentiality restrictions in this Clause18 shall continue to apply after the termination of this Agreement pursuant to Clause 3.10 (Conditions), Clause 6.3(c) (Completion) or Clause 13.2 (MAC) without limit in time.

19.	Announcements

19.1
Save for the Press Release in the agreed terms as expressly provided in Clause 19.2, no announcement shall be made by or on behalf of either Party or a member of the Relevant Party’s Group relating to the Transaction Documents without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

19.2
A Party may make an announcement relating to the Transaction Documents if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that, to the extent permitted by applicable law or regulation, prior written notice of any announcement required to be made is given to the other Parties in which case such Party shall take such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Parties prior to making such announcement.

20.	Grossing-up

20.1
All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law or as otherwise agreed. If any deductions or withholdings are required by law from any such sum payable (other than any payment by the Purchaser in respect of the Purchase Price or the Deferred Payment), the payor shall be obliged to pay to the recipient such sum as will after such deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if either party to this Agreement shall have assigned or novated or declared a trust in respect of the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the other party under this Clause 20.1 shall be limited to that (if any) which it would have been had no such assignment, novation, declaration of trust or change taken place.

20.2
The recipient or expected recipient of a payment under this Agreement shall take such steps as the payor may reasonably request in order to claim from the appropriate Taxation Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been or would otherwise be required to be made pursuant to Clause 20.1 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications as the payor may reasonably request and send a copy of them to the payor.

20.3
If the recipient of a payment made under this Agreement receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the payor such part of such additional amounts paid pursuant to Clause 20.1 above as the recipient of the payment certifies to the payor will leave the recipient (after such reimbursement) in no better and no worse position than the recipient would have been in if the payor had not been required to make such deduction or withholding.

21.	Guarantee

21.1
In consideration of the Purchaser entering into this Agreement, the Guarantor irrevocably and unconditionally guarantees to the Purchaser and each Relevant Purchaser punctual performance by the Relevant Sellers of all of such Relevant Sellers’ obligations under this Agreement, the Local Transfer Documents and the other Transaction Documents and undertakes to the Purchaser and each Relevant Purchaser that:

(a)
whenever any of the Relevant Sellers do not pay any amount when due under or in connection with this Agreement or any other Transaction Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor;

(b)
whenever any of the Relevant Sellers fail to perform any other obligations under this Agreement, the Local Transfer Documents or any other Transaction Document, the Guarantor shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation; and

(c)
agrees as principal debtor and primary obligor to indemnify the Purchaser and each Relevant Purchaser against all losses and damages sustained by it flowing from any non-payment or default of any kind by any of the Relevant Sellers under or pursuant to this Agreement, the Local Transfer Documents or any Transaction Document,

so that the same benefits are conferred on the Purchaser and each Relevant Purchaser as it would have received if such obligation had been performed and satisfied by any of the Relevant Sellers.

21.2
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any of the Relevant Sellers under this Agreement, the Local Transfer Documents and the other Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Save to the extent provided in Clause 21.4, the obligations of the Guarantor will not be discharged or affected by:

(a)	any time, waiver or consent granted to the Relevant Sellers or any other person;

(b)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against the Relevant Sellers under this Agreement, the Local Transfer Documents or any other Transaction Document;

(c)
the insolvency (or similar proceedings) of any of the Relevant Sellers, any incapacity or lack of power, authority or legal personality of any of the Relevant Sellers or change in control, ownership or status of any of the Relevant Sellers;

(d)	any unenforceability or invalidity of any obligation of any of the Relevant Sellers; or

(e)	any amendment to this Agreement, the Local Transfer Documents or any other Transaction Document.

21.4
For the avoidance of doubt, the Guarantor shall have no liability under this Clause 21 in respect of any liability of any of the Relevant Sellers under this Agreement, the Local Transfer Documents or any other Transaction Document to the extent that such liability is excluded by any provision of Schedule 4 (Seller’s Limitations on Liability) and, where any obligation or liability of any of the Relevant Sellers is either:

(a)	amended or varied in accordance with Clause 26 (Variations); or

(b)	waived to any extent in a manner that is effective in accordance with Clause 27 (Remedies and Waivers), the Guarantor’s obligations under this Clause 21 in respect of such obligation or liability as it subsists following such amendment, variation or waiver shall be determined by reference to such obligation as so amended or varied, or taking account of the extent to which such obligation or liability has been so waived.

21.5
The Guarantor warrants to the Purchaser that: (a) it has full power and authority to enter into and perform this Agreement; (b) this guarantee constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms; and (c) its execution, delivery and performance of this Agreement will not constitute a breach of (i) any provision of its articles of association, by laws or equivalent constitutional documents; or (ii) any order, judgment or decree of any court or governmental authority by which it is bound.

21.6
Until all amounts which may be or become payable by any of the Relevant Sellers under or in connection with this Agreement, the Local Transfer Documents and any other Transaction Document have been irrevocably paid in full, the Purchaser and each Relevant Purchaser shall not be obliged to apply any sums held or received by it from the Guarantor towards payment of any of the Relevant Sellers’ obligations.

22.	Assignment
The Purchaser and the Relevant Purchasers may not assign, transfer, create an Encumbrance over, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them, save that:

(a)
the Purchaser and the Relevant Purchasers may assign (in whole or in part) the benefit of this Agreement, the Local Transfer Documents or any other Transaction Document to any other member of the Purchaser’s Group provided that if such assignee ceases to be a member of the Purchaser’s Group all benefits relating to this Agreement, the Local Transfer Documents or any other Transaction Document assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Purchaser or a Relevant Purchaser immediately before such cessation; and

(b)
the Purchaser, each of the Relevant Purchasers or any member of the Purchaser’s Group may charge and/or assign the benefit of this Agreement, the Local Transfer Documents or any other Transaction Document to any person providing debt financing and/or hedging facilities to the Purchaser, each of the Relevant Purchasers or any member of the Purchaser’s Group or to any security agent or any person or persons acting as trustee, nominee or agent for any such person by way of security for the facilities being made or to be made available to the Purchaser, each of the Relevant Purchasers or any member of the Purchaser’s Group and any such person, security agent, trustee, nominee or agent may also, in the event of enforcement of such security in accordance with its terms, assign the benefit of such obligations and rights to a purchaser or assignee who acquires a Group Company or all or part of its business from that person, security agent, trustee, nominee or agent (or any receiver appointed by any of them).

23.	Further Assurance

23.1
Insofar as it is able to do so after Completion, the Seller shall (and shall procure that the Relevant Sellers shall) from time to time and at their cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required by the Purchaser in order to give full effect to this Agreement.

23.2
For so long after Completion as any Share Seller or any nominee of it remains the registered holder of any Shares, the Seller shall procure that such Share Seller shall hold (or direct the relevant nominee to hold) the relevant Shares and any distributions, property and rights deriving from it in trust for the Purchaser (or the relevant Relevant Purchaser) and shall deal with the relevant Shares and any distributions, property and rights deriving from it as the Purchaser (or the relevant Relevant Purchaser) directs; in particular, the Seller shall procure that the Share Seller shall exercise all voting rights as the Purchaser (or the relevant Relevant Purchaser) directs or shall execute an instrument of proxy or other document which enables the Purchaser (or the relevant Relevant Purchaser) or its representative to attend and vote at any meeting of the Group Company concerned.

23.3
For so long after Completion as any Business Seller or any nominee of it remains the registered holder of any International Business Asset, the Seller shall procure that it shall hold (or direct the relevant nominee to hold) that International Business Asset and any distributions, property and rights deriving from it in trust for the Purchaser (or the relevant Relevant Purchaser) absolutely and shall deal with that International Business Asset and any distributions, property and rights deriving from it as the Purchaser (or the relevant Relevant Purchaser) directs.

24.	Entire Agreement

24.1
This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Group.

24.2
Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party or any of its Related Persons which is not expressly incorporated into this Agreement or the relevant Transaction Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any other Transaction Document other than pursuant to this Agreement or the relevant Transaction Document and each Party waives all and any other rights or remedies.

24.3
A Party’s only right or remedy in respect of any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or that Transaction Document, and no party shall have any right or remedy in respect of misrepresentation (whether negligent or innocent and whether made prior to and/or in this Agreement) and each Party waives all and any rights or remedies in respect of misrepresentation which it may have in relation to any matter to the fullest extent permitted by law.

24.4
Save for any claim under or for breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Group.

24.5	In this Clause 24, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.

24.6	Nothing in this Clause 24 shall operate to limit or exclude any liability for fraud.

25.	Severance and Validity
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

26.	Variations
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

27.	Remedies and Waivers

27.1
No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

27.2
No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement, save to the extent otherwise provided in Schedule 4 (Seller’s Limitations on Liability), shall constitute a waiver of such right or remedy.

27.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

27.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

28.	Effect of Completion
The provisions of this Agreement, including but not limited to the Warranties, and of the other Transaction Documents, shall continue in full force and effect notwithstanding Completion.

29.	Third Party Rights

29.1
This Agreement is made for the benefit of the Parties and their successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that:

(a)	Clause 11 (Purchaser’s Warranties and Undertakings) and Clause 18.2 (Confidentiality) are intended to benefit members of the Seller’s Group;

(b)	Clause 9 (Seller’s Warranties and Undertakings) and Clause 18.1 (Confidentiality) are intended to benefit members of the Purchaser’s Group;

(c)	Clause 9.2 is intended to benefit Employees;

(d)	Clause 24 (Entire Agreement) is intended to benefit a Party’s Related Persons;

(e)	each provision of this Agreement that is expressed to confer a benefit on a Relevant Purchaser other than the Purchaser is intended to benefit each such Relevant Purchaser;

(f)	each provision of this Agreement that is expressed to confer a benefit on a Relevant Seller other than the Seller is intended to benefit such Relevant Seller, and each such Clause or provision shall be enforceable by any of them to the fullest extent permitted by law, subject to the other terms and conditions of this Agreement.

29.2	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

30.	Payments

30.1
Any amount payable by the Seller or the Guarantor to, or at the direction of, the Purchaser under this Agreement shall, so far as possible, be deemed to be a reduction of the Purchase Price and each of the Seller, the Guarantor and the Purchaser shall to the extent permitted by law treat such payments as a reduction of the Purchase Price for all tax purposes. Insofar as any identifiable part of any payment made by the Seller or the Guarantor to, or at the direction of, the Purchaser under this Agreement relates to any Group Company, Group Business, International Business Contract, item of Business Intellectual Property or other asset of the Group Businesses, that part of that payment shall (in each case so far as possible) adjust that part of the Purchase Price allocated to the relevant Group Company, Group Business, International Business Contract, item of Business Intellectual Property or other asset of the Group Businesses under the Purchase Price Allocation Agreement on a basis agreed between the Seller and the Purchaser (each acting reasonably and in good faith).

30.2
The Parties shall consult with one another in good faith with a view to determining the most appropriate mechanism and treatment of any payments to be made or settled in accordance with this Agreement (including whether such payments are made or received by the Purchaser as principal or on behalf of a Relevant Purchaser) and the nature of any documentation that may be reasonably required to reflect such mechanism and treatment. The Parties shall take into account (inter alia) the consequences of any such payment and the impact on the availability of any Relief (as defined in the Tax Deed) which has been claimed by any Party or any Relevant Purchaser.

31.	Costs, Expenses and Stamp Duty

31.1
Except as expressly provided otherwise in this Agreement, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

31.2
Subject to Clauses 31.3 and 31.4, the Purchaser shall bear the cost of all stamp duty, notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions (the “Transfer Taxes”) where such fees, taxes and duties are payable as a result of the transfer of the Shares and Group Businesses contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.

31.3
If the Transfer Taxes (for the avoidance of doubt, calculated on the basis of values set out in the Purchase Price Allocation Agreement) which are payable by the Purchaser in respect of the acquisition of the Business carried on in France, Germany and the UK (excluding any stamp duty land tax if and to the extent that it is attributable to VAT being chargeable in respect of the transfer of any Opted Property, where such VAT would not have been chargeable but for the relevant Business Purchaser deciding not to exercise the option to tax for VAT purposes in respect of that Opted Property) are more than the stamp duty that would have been payable had the Business carried on in France, Germany and the UK been transferred by transferring the shares in the Business Sellers in the UK, France and Germany to the Purchaser at Completion then the Seller shall pay to the Purchaser an amount in cash in euros which is equal to such excess (the “Transfer Tax Payment”).

31.4
The Transfer Tax Payment shall be estimated by the Purchaser in accordance with the values set out in the Purchase Price Allocation Agreement no less than 5 (five) Business Days prior to Completion (the “Estimated Transfer Tax Payment”) and paid by the Seller to the Purchaser at Completion. The final Transfer Tax Payment (the “Final Transfer Tax Payment”) will be calculated by the Purchaser after Completion on the basis of the final values set out in the Purchase Price Allocation Agreement. If: (i) the Final Transfer Tax Payment is greater than the Estimated Transfer Tax Payment, the Seller shall pay to the Purchaser an amount equal to the difference between the two amounts; and (ii) the Final Transfer Tax Payment is less than the Estimated Transfer Tax Payment, the Purchaser shall pay to the Seller an amount equal to the difference between the two amounts, such payments to be made no later than fifteen (15) Business Days after the Final Transfer Tax Payment is determined. The Purchaser shall, as soon as reasonably practicable after determining its calculation of the Final Transfer Tax Payment, provide the Seller with the calculations upon which such determination is based, and the Seller shall be entitled to dispute such determination within thirty (30) days of its receipt of such calculations by giving notice to the Purchaser of such dispute and the reasons for such dispute (including reasonable detail of such reasons) (the “Transfer Taxes Disputed Matters”) (a “Transfer Taxes Dispute Notice”). If the Seller gives a valid Transfer Taxes Dispute Notice within such thirty (30) days, the Seller and the Purchaser shall attempt in good faith to reach agreement in respect of the Transfer Taxes Disputed Matters and, if they are unable to do so within twenty-one (21) days of such notification, the Seller or the Purchaser may by notice to the other require that the Transfer Taxes Disputed Matters be referred to the Reporting Accountants and paragraphs 3.4 to 3.10 of Part 1 of Schedule 7 shall apply mutatis mutandis to the engagements and the determination of the Reporting Accountants hereunder.

32.	Notices

32.1
Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by pre-paid recorded delivery or international courier to the address provided in Clause 32.3, and marked for the attention of the person specified in that Clause.

32.2	A Notice shall be deemed to have been received:

(a)	at the time of delivery if delivered personally;

(b)	two (2) Business Days after the time and date of posting if sent by pre-paid recorded delivery; or

(c)	three (3) Business Days after the time and date of posting if sent by international courier, provided that if deemed receipt of any Notice occurs after 6pm or is not on a Business Day, deemed receipt of the Notice shall be 9am on the next Business Day. References to time in this Clause 32 are to local time in the country of the addressee.

32.3	The addresses for service of Notice are:
Seller:
Name: Scotts-Sierra Investments LLC
Address: 14111 Scottslawn Road, Marysville, Ohio 43041,
United States of America

For the attention of: General Counsel

Guarantor:
Name: The Scotts Miracle-Gro Company
Address: 14111 Scottslawn Road, Marysville, Ohio 43041,
United States of America
For the attention of: General Counsel

Purchaser:

Name: Garden Care Bidco Limited
Address: 6th Floor, 30 Broadwick Street, London,
United Kingdom, W1F 8JB
For the attention of: Simon Davidson

with a copy to Allen & Overy LLP, One Bishops Square, E1 6AD for the attention of Gordon Milne (delivery of such copy shall not in itself constitute valid notice).

32.4
A Party shall notify the other Party of any change to its details in Clause 32.3 in accordance with the provisions of this Clause 32, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

33.	Counterparts
This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

34.	Time not of the Essence
Time shall not be of the essence of this Agreement whether as regards any dates, times and periods mentioned, as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties or otherwise.

35.	Governing Law and Jurisdiction

35.1	This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.

35.2
The Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations arising out of or in connection with this Agreement) (“Proceedings”) and, for such purposes, irrevocably submit to the jurisdiction of such courts.

36.	Agent for Service of Process

36.1	The Seller and the Guarantor each irrevocably appoint The Scotts Company (UK) Limited, c/o White & Case LLP, 5 Old Broad St, London EC2N 1DW as its agent for service of process in England.

36.2
If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the Purchaser of such appointment. If it fails to do so within ten (10) Business Days the Purchaser shall be entitled by notice to the relevant Party to appoint a replacement agent for service of process.

This Agreement has been entered into by the Parties on the date first above written.

Signed for and on behalf of Scotts-Sierra Investments LLC	/s/ Katy Wiles

Signed for and on behalf of The Scotts Miracle-Gro Company	/s/ Thomas Randal Coleman

Signed for and on behalf of Garden Care Bidco Limited	/s/ Simon Davidson

Exhibit 10.20

Exhibit 2
Acceptance Notice pursuant to paragraph 1.2 of the Offer Letter
[ON THE LETTERHEAD OF SCOTTS-SIERRA INVESTMENTS LLC]
TO: Garden Care Bidco Limited
DATE: , 2017

We refer to the letter dated ,2017 from the Purchaser addressed to the Seller and the Guarantor concerning the Offer for the acquisition of the Shares and Businesses of the Companies listed in Parts 1 and 2 of Schedule 1 to the Sale and Purchase Agreement (the “Offer Letter”).
Capitalised terms used but not otherwise defined herein shall have the same meaning as ascribed to them in the Offer Letter.
The Seller hereby provides notice to the Purchaser of the Seller’s agreement to accept the Offer and proceed with the Transaction on the terms and conditions set out in the Sale and Purchase Agreement. Enclosed with this notice is the Sale and Purchase Agreement executed by the Seller and the Guarantor. This notice constitutes the acceptance notice from the Seller to the Purchaser for the purposes of paragraph 1.2 of the Offer Letter.
This notice and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

on behalf of SCOTTS-SIERRA INVESTMENTS LLC,